                                                                     EXHIBIT 2.7

                           AMENDED AND RESTATED MASTER
                           SALE AND PURCHASE AGREEMENT

                                  regarding the
                            sale and purchase of the

                         INFINEON FIBER OPTICS BUSINESS


                                OCTOBER 11, 2004

                                TABLE OF CONTENTS

A.   STATUS.........................................................................................    11

     1.       CURRENT STATUS........................................................................    11

B.   SALE, PURCHASE AND ASSIGNMENT, PURCHASE PRICE..................................................    14

     2.       SALE, PURCHASE AND ASSIGNMENT OF THE SHARES AND THE ASSETS............................    14
     3.       PURCHASE PRICE........................................................................    16
     4.       TERMINATION OF INTERCOMPANY FINANCING ARRANGEMENTS AND DEPOSITS.......................    21

C.   EFFECTIVE DATE BALANCE SHEET, SIGNING DATE, PRELIMINARY CLOSING DATE, CLOSING DATE
     AND CLOSING....................................................................................    21

     5.       EFFECTIVE DATE BALANCE SHEET AND ADJUSTMENT STATEMENT.................................    21
     6.       SIGNING DATE, EFFECTIVE DATE, PRELIMINARY CLOSING DATE, CLOSING DATE,
              CLOSING, WITHDRAWAL AND TERMINATION FEE...............................................    24

D.   GUARANTEES, REMEDIES, INDEMNITIES AND COVENANTS................................................    29

     7.       SELLER'S GUARANTEES...................................................................    29
     8.       PURCHASER'S GUARANTEES................................................................    43
     9.       REMEDIES..............................................................................    54
     10.      ENVIRONMENTAL INDEMNITY...............................................................    58
     11.      TAX INDEMNITY.........................................................................    62
     12.      SELLER'S COVENANTS....................................................................    65
     13.      EXPIRATION / LIMITATION OF SELLER'S CLAIMS............................................    67
     14.      PURCHASER'S COVENANTS.................................................................    70
     15.      OTHER INDEMNITIES.....................................................................    75

E.   MISCELLANEOUS..................................................................................    76

     16.      NON-COMPETE UNDERTAKING...............................................................    76
     17.      RESTRUCTURING AND SEVERANCE MATTERS...................................................    77
     18.      AGREEMENTS BETWEEN SELLER AND IF FO GMBH..............................................    79
     19.      RESTRICTION OF ANNOUNCEMENT / COOPERATION / CONFIDENTIALITY...........................    82
     20.      NOTICES...............................................................................    84
     21.      MISCELLANEOUS.........................................................................    85

                                   DEFINITIONS

Adjustment Payment Date                                 Section B, 3.4.1
Adjustment Statement                                    Section C, 5.1
Adjustment Shares                                       Section B, 3.2
AEMtec                                                  Section A, 1.3
Affiliate                                               Section A, 1.8.6
Agreement                                               Recitals (E)
Ancillary Agreements                                    Section D, 7.1.1
Antitrust Clearances                                    Section C, 6.2.1
Asia / Pacific Assets                                   Section A, 1.5
Asia / Pacific Asset Purchase Agreement                 Section B, 2.4
Assets                                                  Section A, 1.8.4
Best Knowledge of Purchaser                             Section D, 8.3
Best Knowledge of Seller                                Section D, 7.3
BMBF                                                    Section D, 14.3
BMBF Projects                                           Section D, 14.3
Board Recommendation                                    Section D, 8.1.13
Business                                                Section A, 1.8.5
Business Financial Statements                           Section D, 12.4
Cash                                                    Section B, 3.1.3
Claim Notice                                            Section D, 9.2
Closing                                                 Section C, 6.7
Closing Conditions                                      Section C, 6.2
Closing Date                                            Section C, 6.1.4
Closing Events                                          Section C, 7
Companies                                               Section A, 1.8.1
Company                                                 Section A, 1.8.1
Competing Business                                      Section E, 16.2
Consideration Shares                                    Section A, 1.8.8
Consistency Principle                                   Section C, 5.1
Contribution Agreement                                  Section A, 1.2
Contribution Effective Date                             Section D, 7.1.13 (a) (i)
Currency Conversion Rate                                Section B, 3.2
Czech Share Transfer Instrument                         Section B, 2.2
Deductible                                              Section D, 13.3
De Minimis Claims                                       Section D, 13.3
Deposits                                                Section A, 1.6
Disclosure Schedules                                    Section D, 7.2

Draft Settlement                                        Section D, 15.2.2
Effective Date                                          Section C, 6.1.2
Effective Date Balance Sheet                            Section C, 5.1
Environmental Laws                                      Section D, 10.2.3
Environmental Liabilities                               Section D, 10.2.1
Environmental Matters                                   Section D, 10.2.5
EURIBOR                                                 Section B, 3.5
Exchange Act                                            Section D, 8.1.1
Exchange Rates                                          Section E, 20.11
Existing Environmental Condition                        Section D, 10.2.2
Financial Debt                                          Section B, 3.1.2
Financial Statements                                    Section D, 7.1.14
Finished Projects                                       Section D, 14.3
Fixed Shares                                            Section B, 3.1.1
FO Business Unit                                        Recitals (A)
Force Reduction Plan                                    Section E, 17.2
Foreign Asset Purchase Agreements                       Section B, 2.4
Foreign Business                                        Section A, 1.5
Foreign Share Transfer Instruments                      Section B, 2.2
40 Gbit Project                                         Section D, 14.3
German Shares                                           Section A, 1.2
Hazardous Materials                                     Section D, 10.2.4
IF AP                                                   Section A, 1.5
IF FO Deposit                                           Section A, 1.6
IF FO-Employees                                         Section D, 7.1.13 (a) (i)
IF FO GmbH                                              Section A, 1.2
IF FO GmbH Subsidiaries                                 Section A, 1.3
IF FO Transferred Business                              Section D, 7.1.13 (a)
IF FO GmbH Exclusive IP Rights                          Section D, 7.1.7 (a)
IF FO GmbH Exclusive Know-How                           Section D, 7.1.7 (c)
IF FO GmbH Exclusive Software & Material                Section D, 7.1.7 (e)
IF FO GmbH Non-Exclusive IP Rights                      Section D, 7.1.7 (b)
IF FO GmbH Non-Exclusive Software & Material            Section D, 7.1.7 (f)
IF BV                                                   Section A, 1.4
IF Japan                                                Section A, 1.5
IF NA                                                   Section A, 1.5
IF Trutnov                                              Section A, 1.4.1
IF FO Loan                                              Section A, 1.6

Infineon Accounting Principles                          Section C, 5.1
Intercompany Financing Arrangements                     Section A, 1.6
Interim Loss                                            Section B, 3.1.7
Interim Profit                                          Section B, 3.1.8
IP Rights                                               Section D, 7.1.7 (a)
Japan Asset Purchase Agreement                          Section B, 2.4
Japan Assets                                            Section A, 1.5
Key Employees                                           Section D, 7.1.13 (b) (iii)
KPMG                                                    Section C, 5.1
Know-How                                                Section D, 7.1.7 (c)
Losses                                                  Section D, 9.1
Material Adverse Effect                                 Section D, 7.1.9
Material Adverse Effect on FO Business Unit             Section C, 6.3
Material Adverse Effect on Purchaser                    Section C, 6.4
Material Agreements                                     Section D, 7.1.5
Material Assets                                         Section D, 7.1.10
Material Intellectual Property Rights                   Section D, 7.1.7 (f)
NegIT Project                                           Section D, 14.3
Neutral Auditor                                         Section C, 5.4
NNM                                                     Section B, 3.2
Objections                                              Section C, 5.4
OpTun                                                   Section A, 1.3
Original Agreement                                      Recitals (D)
Other Know-How                                          Section D, 7.1.7 (d)
Parties                                                 Preamble
Party                                                   Preamble
Pension Commitments                                     Section D, 7.1.13 (b) (xi)
Permits                                                 Section D, 7.1.11
Pertaining Assets                                       Section B, 2.6
Plans                                                   Section D, 7.1.13 (b) (viii)
Preliminary Adjustment                                  Section B, 3.2
Preliminary Closing Date                                Section B, 6.1.3
Preliminary Purchase Price                              Section B, 3.2
Preliminary Share Consideration                         Section B, 3.2
Proprietary Information                                 Section E, 18.5
Proxy Statement                                         Section D, 14.6.1
Purchase Object                                         Section B, 3.1
Purchase Price                                          Section B, 3.1

Purchase Price Adjustment                               Section B, 3.4
Purchaser                                               Preamble
Purchaser Claim                                         Section D, 9.2
Purchaser Common Stock                                  Section D, 8.1.3
Purchaser Disclosure Schedules                          Section D, 8.2
Purchaser Material Intellectual Property Rights         Section D, 8.1.18
Purchaser Material Adverse Effect                       Section D, 8.1.5(b)
Purchaser Material Agreements                           Section D, 8.1.16
Purchaser Material Assets                               Section D, 8.1.20
Purchaser Permits                                       Section D, 8.1.21
Purchaser Preferred Stock                               Section D, 8.1.3
Purchaser Shares                                        Section D, 8.1.3
Purchaser's Account                                     Section B, 3.7
Purchaser's Auditor                                     Section C, 5.2
Purchaser's Guarantees                                  Section D, 8.1
Purchaser Stock Issuance                                Section D, 14.6.1
Purchaser Stockholders' Meeting                         Section D, 14.6.1
Real Estate                                             Section D, 10.2.2
Restricted Activities                                   Section E, 16.1
Restructuring Plan                                      Section E, 17.1
Revised Adjustment Statement                            Section C, 5.3
Revised Effective Date Balance Sheet                    Section C, 5.3
Rights                                                  Section C, 8.1.3
Rights Agreement                                        Section C, 8.1.3
Shares                                                  Section A, 1.8.3
Share Price                                             Section B, 3.2
SEC                                                     Section D, 8.1.1
SEC Reports                                             Section D, 8.1.5(a)
Securities Act                                          Section D, 8.1.5(a)
Seller                                                  Preamble
Seller's Account                                        Section B, 3.6
Seller's Affiliate                                      Section A, 1.8.7
Seller's Auditor                                        Section C, 5.1
Seller's Guarantees                                     Section D, 7.1
Seller's Inventories Transfer Instrument                Section B, 2.5
Seller's Liability Cap                                  Section D, 13.4
Severance Costs                                         Section E, 17.3.1
Signing Date                                            Section C, 6.1.1

Seller's Inventories                                    Section A, 1.5
Severance Costs                                         Section E, 17.1
Subsidies                                               Section D, 12.8
Tax Returns                                             Section D, 11.6
Taxes                                                   Section D, 7.1.17
Third Party Claim                                       Section D, 9.5
Time Limitations                                        Section D, 13.1
Transferors                                             Section D, 7.1.1
Transition Agreements                                   Section E, 17.1
Trutnov Deposit                                         Section A, 1.6
Trutnov Letter of Comfort                               Section A, 1.7
Trutnov Loan                                            Section A, 1.6
Trutnov Shares                                          Section A, 1.4.1
US Asset Purchase Agreement                             Section B, 2.4
US Development & Marketing Assets                       Section A, 1.5
US Distribution Assets                                  Section A, 1.5
US GAAP                                                 Section C, 5.1
Wholly-Owned Companies                                  Section A, 1.8.2
Wholly-Owned Company                                    Section A, 1.8.2
Working Capital                                         Section B, 3.1.4

                                    EXHIBITS

Legal Structure of FO Business Unit                                               Exhibit 1.1
Shareholdings in AEMtec and OpTun                                                 Exhibit 1.3
Seller's Inventories                                                              Exhibit 1.5
Czech Share Transfer Instrument                                                   Exhibit 2.2-1
US Asset Purchase Agreement                                                       Exhibit 2.4-1
Japan Asset Purchase Agreement                                                    Exhibit 2.4-2
Asia / Pacific Asset Purchase Agreement                                           Exhibit 2.4-3
Form of Seller's Inventories Transfer Agreement                                   Exhibit 2.5
Subsidiary Equity Adjustment                                                      Exhibit 3.1.6
*Purchase Price Allocation                                                        Exhibit 3.3
Stockholder Agreement                                                             Exhibit 3.9-1
Registration Rights Agreement                                                     Exhibit 3.9-2
*Amendment to Stockholder Agreement                                               Exhibit 3.9-3
Release and Hold Harmless Letter                                                  Exhibit 5.2
*Individuals resigning as board members                                           Exhibit 6.8.6
Options, warrants, conversion rights, pre-emptive rights or similar               Exhibit 7.1.2
rights and agreements
Material Agreements                                                               Exhibit 7.1.5
IF FO GmbH Exclusive IP Rights                                                    Exhibit 7.1.7-1
IF FO GmbH Non-Exclusive IP Rights                                                Exhibit 7.1.7-2
IF FO GmbH Exclusive Know-How                                                     Exhibit 7.1.7-3
Other Know-How                                                                    Exhibit 7.1.7-4
IF FO GmbH Exclusive Software & Material                                          Exhibit 7.1.7-5
IF FO GmbH Non-Exclusive Software & Material                                      Exhibit 7.1.7-6
Proceedings relating to Material Intellectual Property Rights                     Exhibit 7.1.8
Insurance                                                                         Exhibit 7.1.9
Litigation                                                                        Exhibit 7.1.12
Employees of IF FO GmbH                                                           Exhibit 7.1.13 (a) (iii)  - 1
FO employees not being transferred                                                Exhibit 7.1.13 (a) (iii) - 2
Key Employees                                                                     Exhibit 7.1.13 (b) (iii)
Legal proceedings with employees of Wholly-Owned                                  Exhibit 7.1.13 (b) (iv)
Companies
Legal proceedings with works council or unions and labour strikes                 Exhibit 7.1.13 (b) (v)
Benefit Plans                                                                     Exhibit 7.1.13 (b) (viii)
Collective bargaining agreements, Shop agreements                                 Exhibit 7.1.13 (b) (x)
Pension Commitments                                                               Exhibit 7.1.13 (b) (xi)

Purchaser Material Agreements                                                     Exhibit 8.1.16
Voting Agreement                                                                  Exhibit 14.7.3
Indemnified Claims                                                                Exhibit 15.2.1
Draft Settlement                                                                  Exhibit 15.2.2
*Indemnified Claim                                                                Exhibit 15.2.3
*Force Reduction Plan                                                             Exhibit 17.2
Post Closing Service Agreement                                                    Exhibit 17.2.1
*US Employees                                                                     Exhibit 17.3.5
*Severance Costs                                                                  Exhibit 17.3.6
*Chip Supply Agreement Pricing Terms                                              Exhibit 18.2.4
*POF Supply Agreement Payment Terms                                               Exhibit 18.2.5
*Press Release                                                                    Exhibit 19.1

----------------------
* Designates Exhibits to this Agreement. All other Exhibits are Exhibits to the Original Agreement.

             AMENDED AND RESTATED MASTER SALE AND PURCHASE AGREEMENT

                                 by and between

1.    Infineon Technologies AG, St.-Martin-Stra(beta)e 53, 81541 Munchen,
      Germany

                                                             - herein "SELLER" -

2.    Finisar Corporation, 1308 Moffett Park Drive, Sunnyvale, CA 94089 U.S.A.

                                                          - herein "PURCHASER" -

                                  - Seller and Purchaser herein also referred to
                       individually as a "PARTY" and collectively as "PARTIES" -

RECITALS

(A) WHEREAS, Seller is, among other activities, engaged in developing, producing, marketing and selling fiber optics products and systems for the datacom, telecom and automotive industries through its fiber optics business unit and certain of its direct and indirect subsidiaries (herein "FO BUSINESS UNIT").

(B) WHEREAS, Seller after a strategic review of its business portfolio, has concluded that it wishes to sell and transfer the FO Business Unit to Purchaser.

(C) WHEREAS, Purchaser wishes to purchase and acquire the FO Business Unit from Seller.

(D) WHEREAS, in consideration of the foregoing, the parties have previously entered into a Master Sale and Purchase Agreement with the notarial deed No. 84/2004 of the notary public Johann Peter Sieveking with official seat in Berlin dated as of April 29, 2004 (herein "ORIGINAL AGREEMENT"), including its exhibits, which were separately notarized in, and attached to the Original Agreement with, the notarial reference deed No. 83/2004 of the same notary and same date.

(E) WHEREAS, the Parties now desire to amend certain of the terms and conditions of the Original Agreement, to restate the terms and conditions of the Original Agreement, as so amended, in this amended and restated master sale and purchase agreement (herein "AGREEMENT"), to terminate the Original Agreement as of the date of this Agreement and to include certain of the exhibits to the Original Agreement also as exhibits to this Agreement by explicitly referring to each of these certain exhibits as an exhibit to the Original Agreement (as identified by its respective number), for which purpose the notarial reference deed No. 83/2004 of the notary public Johann Peter Sieveking shall become an integral part of this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

A.    STATUS

1.    CURRENT STATUS

1.1 The legal structure of the entities engaged in the FO Business Unit held directly or indirectly by Seller is shown as of the Closing Date in
      Exhibit 1.1 to the Original Agreement.

1.2 Infineon Technologies Mantel 14 GmbH (in future: Infineon Technologies Fiber Optics GmbH) is a limited liability company (Gesellschaft mit beschrankter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) maintained at the lower court (Amtsgericht) of Munich under registration number HRB 139462 and having its corporate domicile (Sitz) in Munich, Germany (herein "IF FO GMBH"). Seller holds two (2) shares (Geschaftsanteile) in the nominal amount of EUR 25,000.00 and EUR 5,000,000.00 (herein collectively "GERMAN SHARES"), representing 100 % of the nominal stated capital (Stammkapital) in IF FO GmbH in the aggregate amount of EUR 5,025,000.00. Under the notarial deed of the notary public Dr. Patrick Wamister, Basel, Switzerland, dated March 26, 2004 (roll of deeds no. 2004/44), (herein "CONTRIBUTION AGREEMENT"), Seller contributed a certain part of the FO Business Unit which formerly was conducted directly by Seller, including, but not limited to, the IF FO GmbH Subsidiaries (as defined in Section 1.3 below), into IF FO GmbH against issuance of a new share in IF FO GmbH (Sachkapitalerhohung). The capital increase in kind of IF FO GmbH was filed with the commercial register (Handelsregister) for registration on 27 April, 2004.

1.3 IF FO GmbH holds shareholdings in AEMtec GmbH, Berlin, (herein "AEMTEC") and OpTun Inc., Delaware, United States of America, (herein "OPTUN") as set forth in Exhibit 1.3 to the Original Agreement (herein collectively "IF FO GMBH SUBSIDIARIES").

1.4 Infineon Technologies Holding B.V., Rotterdam, The Netherlands, (herein "IF BV") a wholly-owned subsidiary of Seller, holds 100 % of the issued share capital in the aggregate amount of CZK 175,100,000.00 (herein "TRUTNOV SHARES") in Infineon Technologies Trutnov s.r.o., a limited liability company organized under the laws of the Czech Republic, registered with the commercial register maintained at the Regional Court in Hradec Kralove under registration number C 14095, company identification no. 2529 8208, and having its corporate domicile in Trutnov, Czech Republic (herein "IF TRUTNOV").

1.5 Infineon Technologies North America Corp., San Jose, California, United States of America, (herein "IF NA") a wholly-owned subsidiary of Seller, holds certain tangible and intangible assets relating to the marketing and development of the products of the FO Business Unit (herein "US DEVELOPMENT & MARKETING ASSETS").

      Furthermore, IF NA, Infineon Technologies Japan KK, Tokyo, Japan, (herein "IF JAPAN") and Infineon Technologies Asia Pacific Pte., Ltd., Singapore, (herein "IF AP") hold certain tangible and intangible assets, customers, contracts and liabilities relating to the FO Business Unit in the United States of America (herein "US DISTRIBUTION ASSETS"), in Japan (herein "JAPAN ASSETS") and in the Asia / Pacific region excluding Japan (herein "ASIA / PACIFIC ASSETS "), respectively, excluding, in each case, trade accounts receivables (the US Development & Marketing Assets, the US Distribution Assets, the Japan Assets and the Asia / Pacific Assets herein together also the "FOREIGN BUSINESS").

      In addition, Seller owns certain inventories of the FO Business Unit. Such inventories and their location as of 26 December 2003 are listed in
      Exhibit 1.5 to the Original Agreement. (Such inventories, as adjusted for additions and subtractions in the ordinary course of business of the FO Business Unit between 26 December 2003 and the Closing Date, herein the "SELLER'S INVENTORIES") .

1.6 IF BV provides financing to IF Trutnov on the basis of a master loan agreement dated 23 September 1999 (herein "TRUTNOV LOAN"). Seller provides financing to IF FO GmbH on the basis of a master loan agreement dated 31 March 2004 (herein "IF FO LOAN", together with the Trutnov Loan herein "INTERCOMPANY FINANCING ARRANGEMENTS").

      IF BV and IF Trutnov furthermore have concluded a master deposit agreement dated 13 November 2003 on the basis of which IF Trutnov from time to time deposits cash amounts with IF BV as a loan (herein "TRUTNOV DEPOSIT") and, similarly, IF FO GmbH from time to time deposits cash amounts with Seller as a loan on the basis of a master deposit agreement dated 31 March 2004 (herein "IF FO DEPOSIT", together with the Trutnov Deposit herein "DEPOSITS").

1.7 Seller has issued a letter of comfort dated 1 April 2000 to Bayerische Hypotheken- und Vereinsbank AG, Munchen, to the benefit of IF Trutnov in order to enable IF Trutnov to provide security for customs duties (Zollavale) (herein "TRUTNOV LETTER OF COMFORT").

1.8 Companies, Wholly-Owned Companies, Shares, Assets, Business, Affiliate, Seller's Affiliate and Consideration Shares shall have the following meaning in this Agreement:

      1.8.1 "COMPANIES" and each individually "COMPANY" shall mean IF FO GmbH, OpTun, AEMtec and IF Trutnov;

      1.8.2 "WHOLLY-OWNED COMPANIES" and each individually "WHOLLY-OWNED COMPANY" shall mean IF FO GmbH and IF Trutnov;

      1.8.3 "SHARES" shall mean the German Shares and the Trutnov Shares;

      1.8.4 "ASSETS" shall mean the Foreign Business and the Seller's
            Inventories;

      1.8.5 "BUSINESS" shall mean the Assets and the Wholly-Owned Companies;

      1.8.6 "AFFILIATE" shall mean any entity within the meaning of Section 15 German Stock Corporation Act (AktG);

      1.8.7 "SELLER'S AFFILIATE" shall mean any Affiliate of Seller excluding any of the Companies;

      1.8.8 "CONSIDERATION SHARES" shall mean shares of Purchaser Common Stock (as defined in Section 8.1.3 below), issued as consideration under
            Section 3.2 of this Agreement.

B.    SALE, PURCHASE AND ASSIGNMENT, PURCHASE PRICE

2.    SALE, PURCHASE AND ASSIGNMENT OF THE SHARES AND THE ASSETS

2.1 Seller, upon the terms and conditions of this Agreement, hereby sells with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date (as defined in Section 6.1.2 below) and hereby assigns, subject to all of the Closing Conditions (as defined in Section 6.2 below) having been fulfilled or having been duly waived and all of the Closing Events listed in Sections 6.8.1 through 6.8.6 below having taken place or having been duly waived, with in rem effect (mit dinglicher Wirkung) as of the Closing Date (as defined in Section 6.1.4 below) to Purchaser the German Shares with all rights and obligations pertaining thereto, in particular the right to receive profits (Gewinnbezugsrecht). Purchaser hereby purchases from Seller the German Shares and hereby accepts the assignment thereof in accordance with the foregoing sentence.

2.2 Seller, upon the terms and conditions of this Agreement, hereby (i) sells with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date the Trutnov Shares to Purchaser and (ii) undertakes to procure that IF BV shall on the Closing Date (as defined in Section 6.1.4 below) assign to Purchaser the Trutnov Shares with all rights and obligations pertaining thereto with in rem effect (mit dinglicher Wirkung) as of the Closing Date on the basis of a share transfer agreement substantially in the form as set forth in Exhibit 2.2-1 to the Original Agreement (herein "CZECH SHARE TRANSFER INSTRUMENT").

      Purchaser hereby undertakes to purchase from Seller the Trutnov Shares and to accept on the Closing Date the assignment thereof and such other provisions as provided for under the Czech Share Transfer Instrument by executing the Czech Share Transfer Instrument in accordance with the foregoing sentence.

2.3 The sale of the Shares shall include the rights to any undistributed profits for any periods after the Effective Date.

2.4 Seller hereby agrees to procure that IF NA shall sell and transfer the US Development & Marketing Assets and the US Distribution Assets to Purchaser under an asset purchase agreement to be executed on the Closing Date substantially in the form as attached as Exhibit 2.4-1 to the Original Agreement (herein "US ASSET PURCHASE AGREEMENT").

      Seller furthermore hereby agrees to procure that (i) IF Japan shall sell and transfer the Japan Assets to Purchaser under an asset purchase agreement to be executed on the

      Closing Date substantially in the form as attached as Exhibit 2.4-2 to the Original Agreement (herein "JAPAN ASSET PURCHASE AGREEMENT") and (ii) IF AP shall sell and transfer the Asia / Pacific Assets to Purchaser under an asset purchase agreement to be executed on the Closing Date substantially in the form as attached as Exhibit 2.4-3 to the Original Agreement (herein "ASIA / PACIFIC ASSET PURCHASE AGREEMENT", together with the US Asset Purchase Agreement and the Japan Asset Purchase Agreement the "FOREIGN ASSET PURCHASE AGREEMENTS").

      Purchaser hereby undertakes to accept the sale and transfer of the Foreign Business from IF NA, IF Japan and IF AP on the Closing Date as provided for under the Foreign Asset Purchase Agreements by executing the Foreign Asset Purchase Agreements in accordance with the foregoing sentences.

2.5 Seller, upon the terms and conditions of this Agreement, hereby sells with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date the Seller's Inventories to Purchaser and undertakes to transfer on the Closing Date to Purchaser the Seller's Inventories with in rem effect (mit dinglicher Wirkung) as of the Closing Date on the basis of an asset transfer agreement substantially in the form as set forth in Exhibit 2.5 to the Original Agreement (herein "SELLER'S INVENTORIES TRANSFER INSTRUMENT"). Purchaser hereby purchases from Seller the Seller's Inventories and hereby undertakes on the Closing Date to accept the transfer thereof as provided for under the Seller's Inventories Transfer Instrument by executing the Seller's Inventories Transfer Instrument in accordance with the foregoing sentence.

2.6 If (i) any assets or liabilities exclusively pertaining to the Foreign Business at the Closing Date are not specified in the Foreign Asset Purchase Agreements and/or (ii) any assets pertaining to the Seller's Inventories at the Closing Date are not specified in the Seller's Inventories Transfer Instrument and in the case of both (i) and (ii) such assets or liabilities are not specifically retained under the terms of such Foreign Asset Purchase Agreement and/or Seller's Inventories Transfer Document by Seller or an Affiliate of Seller (collectively, the "PERTAINING ASSETS"), Seller hereby undertakes to the extent permitted by law or applicable agreement or other arrangement to sell and transfer the Pertaining Assets to Purchaser, which will accept such sale and transfer, and Seller agrees to amend the Foreign Asset Purchase Agreements and/or the Seller's Inventories Transfer Instrument, as the case may be, to include the Pertaining Assets in such agreement(s) as soon as Seller is notified by Purchaser of the existence of such Pertaining Assets, so that the Pertaining Assets shall be sold and transferred to Purchaser as if they had been specified in the Foreign Asset Purchase Agreements and/or the Seller's Inventories Transfer Instrument delivered at the Closing.

2.7 If (i) any assets forming part of the Foreign Business, (ii) any of Seller's Inventories and/or (iii) any Pertaining Assets are in the possession of third parties, Seller hereby to the extent permitted by law or applicable agreement or other arrangement assigns to Purchaser, with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date and with in rem effect (mit dinglicher Wirkung) as of the Closing Date, all of Seller's claims for return or surrogate claims against such third parties and shall deliver to Purchaser any documents related to such claims.

2.8 To the extent that Seller has assigned to Purchaser any claims for the return of (i) any assets forming part of the Foreign Business, (ii) any of Seller's Inventories and/or (iii) any Pertaining Assets, Seller shall, immediately after the Closing Date or, in the case of the Pertaining Assets, immediately after obtaining knowledge of the Pertaining Assets, notify the obligors of the assignment of such claims in a form and to the extent deemed suitable after consultation with Purchaser.

3.    PURCHASE PRICE

3.1 The Purchase Price for (i) the Shares and (ii) the Assets (herein collectively "PURCHASE OBJECT") to be paid by Purchaser shall be the aggregate of:

      3.1.1 (i) cash in the amount of EUR 100,074.00 in consideration for the German Shares, (ii) cash in the amount of EUR 100,074.00 in consideration for the Trutnov Shares and (iii) a fixed number of 109,850,000 Consideration Shares in consideration for the Assets (herein the "FIXED SHARES");"

      minus Consideration Shares equal in value to

      3.1.2 the consolidated nominal amount of the following financial debt obligations (Finanzverbindlichkeiten) of the Companies and the Assets as determined on the basis of the respective items as stated in the Effective Date Balance Sheet (as defined in Section 5.1 below):

            (i)   long-term debt;

            (ii) short-term debt (excluding Intercompany Financing Arrangements); and

            (iii) financial payables;

            (herein collectively "FINANCIAL DEBT"), excluding, for the avoidance of doubt, any unfunded pension liabilities;

      plus Consideration Shares equal in value to

      3.1.3 the consolidated nominal amount of the following cash items of the Companies and the Assets as determined on the basis of the respective items as stated in the Effective Date Balance Sheet:

            (i)   cash and cash equivalents; and

            (ii) financial receivables owed by Seller or any Seller's Affiliate excluding the Deposits;

            (herein collectively "CASH");

      minus Consideration Shares equal in value to

      3.1.4 if any, the amount by which the balance of the consolidated amount of the following assets and liabilities of the Companies and the Assets as listed in (i) - (ix) below (herein "WORKING CAPITAL"), determined on the basis of the respective items as stated in the Effective Date Balance Sheet, falls short of EUR 22,000,000.00 (in words: EURO twenty-two million):

            (i)   inventories;

            (ii)  plus trade accounts receivable owed by third parties;

            (iii) plus the trade accounts receivable owed by Seller, any
                  Seller's Affiliate or any non-consolidated subsidiary of Seller;

            (iv)  plus other current assets;

            (v)   plus current deferred income tax assets;

            (vi)  less trade accounts payable;

            (vii) less other current liabilities;

            (viii) less accrued liabilities; and

            (ix)  less current deferred income tax liabilities;

      plus Consideration Shares equal in value to

      3.1.5 if any, the amount by which the Working Capital as per the Effective Date Balance Sheet exceeds EUR 23,000,000.00 (in words: Euro twenty-three million);

      minus Consideration Shares equal in value to

      3.1.6 the amount of (i) the total shareholder's equity of IF AP and (ii) the total shareholder's equity minus inventories of IF Japan and
            (iii) the total shareholder's equity minus inventories and minus property, plant and equipment of IF NA, in each case, relating to the FO Business Unit and as determined on the basis of the respective item as stated in the Effective Date Balance Sheet and a statement as of the Effective Date prepared on the same basis as
            Exhibit 3.1.6 to the Original Agreement. (herein "SUBSIDIARY EQUITY ADJUSTMENT");

      plus Consideration Shares equal in value to

      3.1.7 an amount equivalent to the average daily loss before interest and taxes (EBIT) of the FO Business Unit during the last fiscal quarter preceding the Closing Date (as determined on the basis of the quarterly profits and loss statement prepared on the basis of the same principles as the Effective Date Balance Sheet but ignoring any gains or losses of a non-recurring nature) multiplied by the number of days between the Preliminary Closing Date (as defined in Section
            6.1.3 below) and the Effective Date, excluding, for the avoidance of doubt the Preliminary Closing Date and the Effective Date, (herein "INTERIM LOSS")

      minus Consideration Shares equal in value to

      3.1.8 an amount equivalent to the average daily earnings before interest and taxes (EBIT) of the FO Business Unit during the last fiscal quarter preceding the Closing Date (as determined on the basis of the quarterly profits and loss statement prepared on the basis of the same principles as the Effective Date Balance Sheet but ignoring any gains or losses of a non-recurring nature) multiplied by the number of days between the Preliminary Closing Date and the Effective Date, excluding, for the avoidance of doubt the Preliminary Closing Date and the Effective Date, (herein "INTERIM PROFIT")

      (herein "PURCHASE PRICE").

3.2 On the Closing Date (as defined in Section 6.1.2 below), Purchaser shall deliver to Seller, in the manner described in Section 3.8 below, the Fixed Shares. The amount of the Financial Debt, Cash, Working Capital, Subsidiary Equity Adjustment and the Interim Loss or Interim Profit shall be preliminarily determined based on a written agreement between the Parties on the basis of an agreed upon estimate, if such agreement can be reached not later than five (5) business days prior to the Closing Date (herein "PRELIMINARY ADJUSTMENT"), it being understood that the Parties shall, as soon as practicable after the Signing Date, use reasonable efforts in order to reach a mutual agreement on the Preliminary Adjustment. If such agreement is reached, such number of Consideration Shares (herein the "ADJUSTMENT SHARES") shall be added to or subtracted from the Fixed Shares to be delivered by Purchaser to Seller on the Closing Date as equals the Preliminary Adjustment, converted from EUR to USD at the average Exchange Rates during the five (5) Business Days ending on the Signing Date (herein "CURRENCY CONVERSION RATE"), divided by the average closing sale price of Purchaser Common Stock, as reported on the Nasdaq National Market (herein "NNM"), for the five (5) trading days ending on the Signing Date (herein "SHARE PRICE"). The number of the Adjustment Shares shall be determined two (2) Business Days prior to the Closing Date. The Fixed Shares plus or minus the Adjustment Shares, if any, are referred to herein as the "PRELIMINARY PURCHASE PRICE" or "PRELIMINARY SHARE CONSIDERATION".

3.3 The Parties agree that the Preliminary Purchase Price shall be allocated to the Purchase Object as set out in Exhibit 3.3 to this Agreement.

3.4 If on the basis of the Effective Date Balance Sheet, the Purchase Price is higher than the Preliminary Purchase Price, Purchaser shall pay to Seller an amount equal to the amount by which the Purchase Price exceeds the Preliminary Purchase Price. If on the basis of the Effective Date Balance Sheet, the Preliminary Purchase Price is higher than the Purchase Price, Seller shall pay to Purchaser an amount equal to the amount by which the Preliminary Purchase Price exceeds the Purchase Price. Any such amount to be paid either by Purchaser or by Seller (herein "PURCHASE PRICE ADJUSTMENT") shall be paid as follows:

      3.4.1 any Purchase Price Adjustment owed by Purchaser shall be paid by Purchaser free of costs and charges five (5) banking days (Bankarbeitstage) after the Effective Date Balance Sheet has become final and binding upon the Parties in accordance with Section 5 below (herein "ADJUSTMENT PAYMENT DATE"), at Purchaser's option by either (i) wire transfer by Purchaser of immediately available funds into Seller's Account (as defined in Section 3.6), or (ii) the delivery by Purchaser to Seller of such additional number of Consideration Shares determined by dividing the amount of the Purchase Price Adjustment, converted from EUR to USD at the Currency Conversion Rate, by the Share Price;

      3.4.2 any Purchase Price Adjustment owed by Seller shall be paid by Seller free of costs and charges on the Adjustment Payment Date by the return by Seller to Purchaser of such number of Consideration Shares determined by dividing the amount of the Purchase Price Adjustment, converted from EUR to USD at the Currency Conversion Rate, by the Share Price; and

      3.4.3 any Purchase Price Adjustment payable pursuant to this Section 3.4 shall be treated as an adjustment to the Purchase Price for income tax purposes, and Exhibit 3.3 shall be adjusted as soon as reasonably practicable after the Adjustment Payment Date in order to reflect the final allocation of the Purchase Price after determination of the Purchase Price Adjustment.

3.5 Except as herein provided otherwise, each of the Parties shall pay interest on any amounts becoming due and payable to the other Party under this Agreement as from the respective due date for payment until, but not including, the day of actual payment at the rate of 800 basis points over the European inter bank offered rate for EURO deposits with an interest period of one (1) month quoted on the Reuters Page EURIBOR at 11.00 a.m. C.E.T. on the first banking day of the relevant month (herein "EURIBOR"). For the avoidance of doubt interest payments under this Section 3.5 shall have to be made in cash.

3.6 All cash payments owed by Purchaser to Seller under this Agreement shall be paid by Purchaser by wire transfer to the bank account of Seller kept with Commerzbank AG, Munchen, sort code (Bankleitzahl) 700 400 41, account number 15 30 87 200 (herein "SELLER'S ACCOUNT").

3.7 All cash payments owed by Seller to Purchaser under this Agreement shall be paid by Seller by wire transfer to an account of Purchaser to be identified by Purchaser to Seller on or prior to the Closing Date (herein "PURCHASER'S ACCOUNT").

3.8 Delivery of any Consideration Shares by Purchaser to Seller shall be made by the delivery by Purchaser to Seller of one or more certificates representing the Consideration Shares registered in the name of Seller, or its nominees, together with all required stock transfer stamps affixed, if any. Delivery of any Consideration Shares by Seller to Purchaser, shall be made by the delivery by Seller to Purchaser of one or more certificates representing the Consideration Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, together with all required stock transfer stamps affixed, if any.

3.9 The Parties acknowledge that Seller and Purchaser have entered into a Stockholder Agreement and a Registration Rights Agreement attached as Exhibits 3.9-1 and 3.9-2, respectively, to the Original Agreement, and an Amendment to the Stockholder Agreement attached as Exhibit 3.9-3 to this Agreement, relating to the transferability of the Consideration Shares by Seller and related stockholder matters.

4.    TERMINATION OF INTERCOMPANY FINANCING ARRANGEMENTS AND DEPOSITS

      Seller shall procure that on or before the Closing Date the Intercompany Financing Arrangements and the Deposits shall have been terminated with no further liabilities arising under the respective agreements for either Party and that there shall be no other intercompany debt owed by any of the Companies to Seller or any Seller's Affiliates as of the Closing Date.

C. EFFECTIVE DATE BALANCE SHEET, SIGNING DATE, PRELIMINARY CLOSING DATE, CLOSING DATE AND CLOSING

5.    EFFECTIVE DATE BALANCE SHEET AND ADJUSTMENT STATEMENT

5.1 The Financial Debt, the Cash, the Working Capital and the Subsidiary Equity Adjustment of the Companies and the Assets, each existing as of the Effective Date, shall be determined on the basis of a consolidated group balance sheet (Gruppenbilanz) of the Companies and the Assets (herein "EFFECTIVE DATE BALANCE SHEET"). A statement listing the individual Financial Debt, Cash and Working Capital items set forth in Sections 3.1.2 through 3.1.5 above, and the additional adjustments required under and determined in accordance with Sections 3.1.6, 3.1.7 and 3.1.8 above, and containing the determination of the Purchase Price Adjustment (herein "ADJUSTMENT STATEMENT"), shall be prepared by Seller and Seller's Affiliates, as appropriate, with the cooperation of the Wholly-Owned Companies. The Effective Date Balance Sheet shall be reviewed in accordance with the standard "PS 900" (pruferische Durchsicht gema(beta) PS 900) and the Adjustment Statement shall be reviewed on the basis of agreed upon procedures, in each case, by KPMG Deutsche Treuhandgesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft
      (KPMG) (herein "SELLER'S AUDITOR" or "KPMG"). The Effective Date Balance Sheet and the Adjustment Statement shall each be prepared in accordance with accounting principles generally accepted in the United States of America, as applicable on the

      Effective Date (herein "US GAAP"), subject to utilizing and continuing the same capitalization, election rights, valuation and consolidation principles and the same interpretation of the so called "Infineon Accounting Guidelines" and the so called "Infineon Kontenrahmen" as applicable on the Effective Date (herein "INFINEON ACCOUNTING PRINCIPLES") consistently applied and as used in preparation of the Financial Statements (as defined in Section 7.1.14 below) (herein "CONSISTENCY PRINCIPLE"), provided, however that certain positions may - other than in the Financial Statements - no longer be determined on the basis of the carve-out assumptions as described in the footnotes to the Financial Statements. For the avoidance of doubt, the Parties confirm that for the purposes of the interpretation of the Infineon Accounting Principles referring to consolidated companies (konsolidierte Unternehmen) the Effective Date Balance Sheet shall assume that the Wholly-Owned Companies are part of the consolidated Infineon group. Purchaser's Auditor (as defined in Section 5.2 below) shall upon request receive from time to time as reasonably practicable interim reports on the preparation of the Effective Date Balance Sheet from Seller's Auditor and may participate upon request in the physical inventory.

5.2 Seller and Purchaser shall procure that the management responsible for the Business will effectively assist Seller's Auditor in the certification and review of the Effective Date Balance Sheet and the Adjustment Statement, in particular, by providing all information and documentation that (i) is relevant for reviewing the Effective Date Balance Sheet and the Adjustment Statement, and (ii) has been reasonably requested by Seller. The Effective Date Balance Sheet and the Adjustment Statement shall be delivered to Ernst & Young AG Wirtschaftsprufungsgesellschaft (herein "PURCHASER'S AUDITOR"), subject to execution by Purchaser and Purchaser's Auditor of a letter substantially in the format attached as Exhibit 5.2 to the Original Agreement, no later than sixty (60) days after the Effective Date. Purchaser's Auditor shall receive all necessary assistance and shall be given access to the management responsible for the Business, and to all relevant documentation reasonably necessary for reviewing the Effective Date Balance Sheet and the Adjustment Statement, including the working papers of Seller's Auditor.

5.3 The calculation of the Financial Debt, the Cash, the Working Capital, the Subsidiary Equity Adjustment and the Interim Loss/Profit shall be based on the Effective Date Balance Sheet and the Adjustment Statement to the extent that Purchaser does not within thirty (30) days after the receipt of the Effective Date Balance Sheet and the Adjustment Statement provide Seller with a written report asserting that the Effective Date Balance Sheet and/or the Adjustment Statement received from Seller do not meet the provisions of this Agreement by way of stating specific objections to that effect and provided that in such event a revised Effective Date Balance Sheet (herein "REVISED EFFECTIVE DATE BALANCE SHEET") and/or a revised Adjustment Statement (herein "REVISED ADJUSTMENT STATEMENT") shall be prepared by Purchaser's Auditor and submitted to Seller within the same thirty (30) days' period mentioned above which shall take into account the changes that are necessary in Purchaser's Auditor's view. Seller's Auditor shall receive all necessary assistance and shall be given access to the management responsible for the Business and to all documentation relevant for reviewing the Revised Effective Date Balance Sheet and the Revised Adjustment Statement, including the working papers of Purchaser's Auditor. If no written objections are raised by Seller within thirty (30) days following the delivery of the Revised Effective Date Balance Sheet and the Revised Adjustment Statement by Purchaser's Auditor to Seller, then the Revised Effective Date Balance Sheet and the Revised Adjustment Statement shall be final and binding on the Parties.

5.4 If, after Seller having raised in time and due form its objections to the Revised Effective Date Balance Sheet and/or the Revised Adjustment Statement (herein "OBJECTIONS"), Seller and Purchaser cannot agree on changes to the Revised Effective Date Balance Sheet or the Revised Adjustment Statement within thirty (30) days following the receipt by Purchaser of the Objections, each of Seller and Purchaser shall be entitled to request the "Institut der Wirtschaftsprufer in Deutschland e.V.", Dusseldorf, to appoint an auditor to act as an arbitrator (Schiedsgutachter) (herein "NEUTRAL AUDITOR") to determine the correct amount of the Financial Debt, the Cash, the Working Capital and the Subsidiary Equity Adjustment as at the Effective Date, and the Interim Loss/Profit if and to the extent such amounts are in dispute between Seller and Purchaser. The Neutral Auditor shall decide only on the specific items in dispute in accordance with the principles set out in
      Section 5.1 above and shall render his decision within two (2) months after the date of his appointment. The Neutral Auditor shall give Seller and Purchaser adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of Seller and Purchaser and their advisors. The final decision of the Neutral Auditor must not fall beyond or outside the respective positions taken by the Parties with respect to any item in dispute. The Neutral Auditor shall provide the Parties with a written report setting forth the reasons for his decision on each of the specific items in dispute between Seller and Purchaser. The costs and expenses incurred by the Neutral Auditor shall be borne by the Parties in relation to their respective losing or winning in the final decision of the Neutral Auditor. The Effective Date Balance Sheet and the Revised Adjustment Statement as determined by the Neutral Auditor shall be final and binding on the Parties subject to Section 319 German Civil Code.

6. SIGNING DATE, EFFECTIVE DATE, PRELIMINARY CLOSING DATE, CLOSING DATE, CLOSING, WITHDRAWAL AND TERMINATION FEE

6.1 Signing Date, Effective Date, Preliminary Closing Date and Closing Date shall each have the following meaning in this Agreement:

      6.1.1 "SIGNING DATE" (Unterzeichnungsstichtag) shall be the day on which this Agreement has been duly executed before a notary public;

      6.1.2 "EFFECTIVE DATE" shall be the Closing Date, 24:00 hrs., or such other date as the Parties shall agree upon in writing;

      6.1.3 "PRELIMINARY CLOSING DATE" shall be the Business Day (Werktage) following the day on which all of the Closing Conditions (as defined in Section 6.2 below) have been fulfilled or waived or any other day as agreed between the Parties; and

      6.1.4 "CLOSING DATE" shall be the last day of the fiscal month of Seller in which the Preliminary Closing Date occurs, or such other date as the Parties shall agree upon in writing, provided that by or on such date all, and not only some of the Closing Events (as defined in Section 6.8 below) have taken place or have been duly waived pursuant to Section 6.9 below.

6.2 The obligations of the Parties to carry out the Closing (as defined in Section 6.8 below) shall be subject to the satisfaction of each of the following conditions:

      6.2.1 The hold separate requirements under the applicable national merger control rules of (i) the Czech Republic and the United States of America, with regard to the acquisition of the Business by Purchaser, and (ii) Germany and the United States of America, with regard to the acquisition of the Consideration Shares by Seller (herein collectively "ANTITRUST CLEARANCES"), shall have either expired or been terminated by a clearance decision of the relevant competition authority;

      6.2.2 The Consideration Shares shall have been authorized for listing on the NNM, subject to official notice of issuance; and

      6.2.3 The Purchaser Stock Issuance (as defined in Section 14.6.1) shall have been duly approved by the requisite vote of Purchaser's stockholders, in accordance with all applicable laws, the rules of the NNM, and Purchaser's Certificate of Incorporation and By-Laws

      (herein collectively "CLOSING CONDITIONS").

6.3 The obligation of Purchaser to carry out the Closing shall be subject to the condition that, between the date of the Original Agreement and the Closing Date, no change, condition, event or development shall have occurred that has or could reasonably be expected to have a Material Adverse Effect on the FO Business Unit, except where the existence or possibility of such change, condition, event or development was expressly disclosed in this Agreement or in an exhibit or schedule hereto. For purposes of this Section 6.3, the term "MATERIAL ADVERSE EFFECT ON THE FO BUSINESS UNIT" means any change, condition, event or effect (or any development that has had or is reasonably likely to have any change or effect) that, individually or in the aggregate with any such other change, condition, event or effect is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the FO Business Unit, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect on the FO Business Unit: (i) any failure by the FO Business Unit to achieve projected revenue or operating results, (ii) any adverse changes, events, developments or effects arising from or relating to general business or economic conditions or the general conditions of the industry in which the FO Business Unit participates which are not specific to the FO Business Unit, (iii) any outbreak or escalation of hostilities involving the United States or Germany or the occurrence of any act of terrorism (except acts directed specifically at the FO Business Unit), (iv) any adverse change, result, event, development or effect arising from or relating to any change in US GAAP, or (v) any adverse changes, events, developments or effects reasonably attributable to the execution or announcement of this Agreement or (vi) any adverse changes, conditions, events or development which have lead to, or would reasonably be expected to lead to Losses which, in the aggregate, do not exceed EUR 25,000,000.00. Notwithstanding the foregoing, Purchaser shall continue to be obliged to carry out the Closing despite the occurrence of a Material Adverse Effect on the FO Business if Seller agrees to (i) share any resulting Losses of Purchaser in excess of EUR 25,000,000.00 and up to EUR 50,000,000.00 not covered under the Seller's guarantees on a 50:50 basis and (ii) to indemnify Purchaser for all resulting Losses exceeding EUR 50,000,000.00.

6.4 The obligation of Seller to carry out the Closing shall be subject to the condition that, between the date of the Original Agreement and the Closing Date, no change, condition, event or development shall have occurred that has or could reasonably be expected to have a Material Adverse Effect on Purchaser, except where the existence or possibility of such change, condition, event or development was expressly disclosed in this Agreement, in an exhibit or schedule hereto or in the SEC Reports (as defined in Section 8.1.5 (a) below). For purposes of this Section 6.4, the term "MATERIAL ADVERSE EFFECT ON PURCHASER" means any change, condition, event or effect (or any development that has had or is reasonably likely to have any change or effect) that, individually or in the aggregate with any such other change, condition, event or effect is or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Purchaser and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect on
      Purchaser: (i) any failure by the Purchaser to achieve projected revenue or operating results, (ii) any change in the market price or trading volume of the capital stock of Purchaser after the date hereof, (iii) changes, events or occurrences in the United States securities markets which are not specific to Purchaser, (iv) any adverse changes, events, developments or effects arising from or relating to general business or economic conditions or the general conditions of the industry in which Purchaser participates which are not specific to Purchaser and its subsidiaries, (v) any outbreak or escalation of hostilities involving the United States or Germany or the occurrence of any act of terrorism (except acts directed specifically at Purchaser or its subsidiaries), (vi) any adverse change, result, event, development or effect arising from or relating to any change in US GAAP, (vii) any adverse changes, conditions, events, or developments reasonably attributable to the execution or announcement of this Agreement, (viii) the effect on Purchaser of out-of-pocket fees or expenses (including legal, accounting and financial advisory fees and expenses) incurred by Purchaser in connection with the transactions contemplated by this Agreement or (ix) any adverse changes, conditions, events or developments which have lead to, or would reasonably be expected to lead to, Losses which, in the aggregate, do not exceed EUR 25,000,000.00. Notwithstanding the foregoing, Seller shall continue to be obliged to carry out the Closing despite the occurrence of a Material Adverse Effect on Purchaser if Purchaser agrees to (i) share any resulting Losses of Seller in excess of EUR 25,000,000.00 and up to EUR 50,000,000.00 not covered under the Purchaser's guarantees on a 50:50 basis and (ii) to indemnify Seller for all resulting Losses exceeding EUR 50,000,000.00.

6.5 The Parties undertake to use all reasonable endeavors and to render to each other all reasonably necessary support and cooperation to ensure that the Closing Conditions are fulfilled as soon as possible after the date of the Original Agreement. In particular, though each Party remains responsible for preparing and making its own required filings, Seller and Purchaser shall cooperate with one another in preparing and making the filings described in Section 6.2.1 above and in
      Section 14.6 below and in furnishing all information required in connection therewith. The Parties shall inform each other in writing without undue delay as soon as any or all of the Closing Conditions have been fulfilled. Purchaser shall undertake or cause to be undertaken all steps necessary to remove any impediments, restrictions, or conditions that may affect the Antitrust Clearances, including, but not limited to, Purchaser's selling or divesting of tangible or intangible assets or business operations as necessary to receive the approval or clearance of competition or antitrust authorities in all jurisdictions referred to in
      Section 6.2.1 above, or to remove any decision, order, decree, complaint, injunction, or other impediment or restriction which impedes or threatens to impede the Closing.

6.6 Seller or Purchaser may withdraw (zurucktreten) from this Agreement by written notice to the other Party under the following circumstances:

      6.6.1 The parties may withdraw from this Agreement upon the mutual written consent of Purchaser and Seller.

      6.6.2 Either Seller or Purchaser may withdraw from this Agreement if all of the Closing Conditions have not been satisfied on or before 31 March 2005 unless (i) the Party claiming such withdrawal is responsible for (hat zu vertreten) the non-fulfillment of the Closing Conditions due to such Party's failure to fulfill any obligation under this Agreement, or (ii) the delay is the result of pending review of the Proxy Statement by the SEC. Any such withdrawal (Rucktritt) shall only be valid if the other Party has received written notice of such withdrawal (Rucktrittserklarung) prior to the date on which the Closing Conditions have been fulfilled.

      6.6.3 Either Seller or Purchaser may withdraw from this Agreement upon written notice to the other Party if, at the Purchaser Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of Purchaser's stockholders in favor of approval of the Purchaser Stock Issuance shall not have been obtained.

      6.6.4 Seller may withdraw from this Agreement upon written notice to Purchaser if the Board of Directors of Purchaser shall have withdrawn its recommendation of the Purchaser Stock Issuance, or modified such recommendation in a manner substantially adverse to Seller.

      6.6.5 In the event of any change, condition, event or development which either Party believes gives rise to a right on the part of such Party to invoke the provisions of Sections 6.3 or 6.4, such party shall give the other Party notice thereof as soon as practicable upon becoming aware thereof. Thereafter, the Parties will consult in good faith for the succeeding ten (10) day period to consider the basis upon which the Parties may be willing to proceed with the transactions contemplated in this Agreement. If the Parties are unable to reach such an agreement within such ten (10) day period, either Party may, by written notice to the other, withdraw from this Agreement within five (5) Business Days after expiry of the aforementioned ten (10) day period. In any event such notice of withdrawal must be received by the other Party at the latest ten
            (10) Business Days after all Closing Conditions according to Section
            6.2 have been fulfilled or waived. If one Party alleges to have a right not to close according to Sections 6.3 or 6.4, the other Party may withdraw from this Agreement by written notice immediately after receipt of such allegation.

6.7 In the event of a withdrawal pursuant to Section 6.6, neither of the Parties shall have any obligation or incur any liability towards the other Party, and the Parties herewith waive all such claims they may have against each other or their respective officers, directors, agents or Affiliates in connection with such withdrawal; provided, however that:

      6.7.1 such waiver shall not affect the liability of any Party for damages for willful breach of any covenant or other obligation under this Agreement;

      6.7.2 the provisions of Sections 19, 20 and 21 of this Agreement shall survive and remain in full force and effect;

      6.7.3 in the event of a withdrawal by Seller pursuant to Section 6.6.4, Purchaser shall pay to Seller a termination fee of $5,000,000 in cash, within ten (10) Business Days after such withdrawal; and

      6.7.4 in the event of a withdrawal by either Seller or Purchaser pursuant to Section 6.6.3, in a circumstance where Seller is not entitled to withdraw pursuant to Section 6.6.4, Purchaser shall reimburse Seller for all of Seller's reasonable attorneys fees and other out-of-pocket expenses incurred in connection with the negotiation and execution of this Agreement.

6.8 The closing (Vollzug) of the transactions contemplated hereunder (herein "CLOSING") shall occur on the Closing Date. On the Closing Date the following events (herein

      "CLOSING EVENTS") shall take place at the offices of Freshfields Bruckhaus Deringer, Munich, Germany or at such other place as agreed between the
      Parties:

      6.8.1 delivery by Purchaser of the Preliminary Share Consideration to Seller in accordance with Section 3.8;

      6.8.2 delivery by Purchaser to Seller of (i) evidence satisfactory to Seller that the Trutnov Letter of Comfort has been replaced or (ii) a bank guarantee in the aggregate amount of the Trutnov Letter of Comfort, in each case in accordance with the terms set out in
             Section 14.1 below;

      6.8.3 with respect to the Trutnov Shares, execution of the Czech Share Transfer Instrument between IF BV on the one hand and Purchaser on the other hand;

      6.8.4 execution and simultaneous consummation of the Foreign Asset Purchase Agreements between IF NA, IF Japan and IF AP, respectively, on the one hand and Purchaser on the other hand;

      6.8.5 execution and simultaneous consummation of the Seller's Inventories Transfer Instrument by Seller and Purchaser; and

      6.8.6  delivery of resignation letters of the individuals listed in
             Exhibit 6.7.6 to the Original Agreement as board members of any of the Companies listed in Exhibit 6.7.6.

6.9 The Closing Events listed in Sections 6.8.1 and 6.8.2 above can be waived by Seller. The Closing Events listed in Sections 6.8.3 through Sections
      6.8.6 above can be waived by Purchaser. Sections 6.6.2 and 6.7 (with the exception of Sections 6.7.3 and 6.7.4) shall apply mutatis mutandis in the event that not all of the Closing Events shall have been fulfilled thirty
      (30) days after the Closing Date.

D.    GUARANTEES, REMEDIES, INDEMNITIES AND COVENANTS

7.    SELLER'S GUARANTEES

7.1 Seller hereby guarantees subject to any limitations contained in this Agreement, in particular, but not limited to, the remedies set out in
      Section 9 below, the Time Limitations (as defined in Section 13.1 below), the exclusion of De Minimis Claims (as defined in Section 13.3 below), the Deductible (as defined in Section 13.3 below) and the Liability Cap (as defined in Section 13.4 below) by way of an independent guarantee pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth hereinafter are true and correct as of the date of the Original Agreement and the Closing Date, unless expressly specified otherwise herein; provided, however, that the statements which are subject to the Best Knowledge of Seller (as defined in Section 7.3 below) shall only be true as of the date of the Original Agreement (herein collectively "SELLER'S GUARANTEES"):

      7.1.1 ENFORCEABILITY, NO CONFLICT. This Agreement has been duly executed by Seller and constitutes the legal, valid, and binding obligation of Seller. The Contribution Agreement, Seller's Inventories Transfer Instruments, the Foreign Asset Purchase Agreements and the Czech Share Transfer Instrument (herein collectively "ANCILLARY AGREEMENTS") have been or shall have been as of the Closing Date duly executed by Seller, IF FO GmbH, IF BV, IF AP, IF Japan and IF NA, respectively (herein together "TRANSFERORS") and each constitute legal, valid, and binding obligations of the respective Transferor. Transferors have the right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations under this Agreement or the respective Ancillary Agreements, as the case may be, which actions have been duly authorized and approved by all necessary corporate action of Transferors. Except for (i) the approvals required pursuant to Section 6.2 above and (ii) any notices under bulk sale or similar laws, Transferors are not required to give any notice to any person or governmental or regulatory authority, or obtain any consent, waiver, authorization or approval from any such person or governmental or regulatory authorization in connection with (i) the execution of this Agreement by Seller and the performance by Seller of its respective obligations hereunder and
             (ii) the execution of the Ancillary Agreements by the Transferors concerned and the performance by the respective Transferors of their respective obligations thereunder. The execution and performance by Transferors of this Agreement or of the Ancillary Agreements (i) does not violate or conflict with any provision of the charter or other organizational documents or by-laws of any of the Transferors, as the case may be (or any resolution adopted by the respective supervisory board or boards of directors of any of the Transferors), and (ii) will not lead to liabilities of the Wholly-Owned Companies for the repayment of government incentives.

      7.1.2 EXISTENCE AND CAPITALIZATION OF COMPANIES; OWNERSHIP OF SHARES. Each of the Wholly-Owned Companies is duly organized and validly existing under the laws of its jurisdiction and has all requisite corporate power and authority to conduct its respective business substantially in the form as conducted on the date of the Original Agreement. The Wholly-Owned Companies are duly qualified to do business as a German or Czech corporation, respectively, except where the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect (as defined in Section 7.1.9 below). The Shares and, to the Best Knowledge of Seller, the shares held by IF FO GmbH in the IF FO GmbH Subsidiaries, have been duly authorized and validly issued, and are fully paid-up and have not been wholly or partially repaid to the respective shareholders and are non-assessable (nicht nachschusspflichtig), and free and clear of any third party rights and owned directly or indirectly by Seller and have not been pledged, assigned, charged or used as a security. Except as disclosed in Exhibit 7.1.2 to the Original Agreement, no outstanding options, warrants, agreements, conversion rights, preemptive rights or other similar rights exist, in each case for the benefit of third parties, to subscribe for, purchase or otherwise acquire any shares or equivalent equity interests in any of the Companies.

      7.1.3 BANKRUPTCY OR JUDICIAL COMPOSITION PROCEEDINGS. As of the Closing Date, no bankruptcy or judicial composition proceedings concerning Seller or any Wholly-Owned Company have been applied for and, to the Best Knowledge of Seller, no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings under mandatory law and, to the Best Knowledge of Seller, no circumstances exist pursuant to any applicable bankruptcy laws which could justify the voidance of this Agreement or any of the Ancillary Agreements.

      7.1.4 ENTERPRISE AGREEMENTS. As of the Closing Date, none of the Companies is a party to an enterprise agreement within the meaning of Sections 291 and 292 German Stock Corporation Act (AktG) or comparable agreements under other jurisdictions.

      7.1.5 MATERIAL AGREEMENTS. To the Best Knowledge of Seller, the Business is not a party to any agreements and commitments of the type described in (i) to (viii) below, except for such agreements and commitments (a) which are listed or disclosed in Exhibit 7.1.5 to the Original Agreement (herein collectively "MATERIAL AGREEMENTS"), or (b) which have been completely fulfilled before the Effective Date (vollstandig erfullte Vertrage).

             (i) Loan and credit agreements, or other agreements or instruments creating indebtedness of the Business in excess of EUR 500,000.00 or securing such indebtedness such as pledges, guarantees, securities (Burgschaften) or letters of comfort (Patronatserklarungen) extended by the Business, to any third parties and that will continue in effect or with respect to which the Business will have any liabilities after the Closing Date.

             (ii) Patents, trademarks and know how license agreements (excluding standard software license agreements) which involve annual royalties in excess of EUR 250,000.00.

             (iii) Agreements relating to the acquisition or disposition (whether by stock or asset purchase, merger or otherwise) of fixed assets, interests in companies or businesses, partnerships or other business organizations, which in each case involve payment obligations in excess of EUR 500,000.00.

             (iv) Lease, leasehold or hereditary building right agreements relating to real properties involving annual payments in excess of EUR 12,000.00.

             (v) Agreements with suppliers and customers (relating to the Business) which involve payment obligations of more than EUR 500,000.00 p.a.

             (vi) Any contract for any joint venture or any agreement relating to holding, voting or transferring any equity interests in any Company.

             (vii) Agency and distribution agreements which involve payment obligations of the Business of more than EUR 500,000.00 p.a.

             (viii) Consultancy agreements other than with financial advisors involving payment obligations of more than EUR 100,000.00 p.a.

      7.1.6 COMPLIANCE WITH MATERIAL AGREEMENTS. The Business is not in material breach of any Material Agreements. None of the Material Agreements has been materially modified or terminated by any party, nor has any party given written notice about its intention to terminate a Material Agreement, nor has the validity or enforceability of any of the Material Agreements been legally contested.

      7.1.7 MATERIAL INTELLECTUAL PROPERTY RIGHTS. Under the Contribution Agreement, Seller

             (a) contributed to IF FO GmbH all existing or registered patents (Patente), utility patents (Gebrauchsmuster), design patents (Geschmacksmuster), trademarks/service marks (Marken) and employees' inventions according to the German Employees' Invention Act (Arbeitnehmererfindungsgesetz) or respective foreign regulations of employees' inventions ("IP RIGHTS") previously owned by Seller and exclusively used by the Business, as listed in Exhibit 7.1.7-1 to the Original Agreement (herein collectively "IF FO GMBH EXCLUSIVE IP RIGHTS");

             (b) granted an irrevocable, non-exclusive, non-transferable (other than to Purchaser and any affiliate of Purchaser, now existing or hereafter acquired, which is controlled by Purchaser) and timely and locally unrestricted right of use to IF FO GmbH regarding certain IP Rights, which are listed in Exhibit 7.1.7-2 to the Original Agreement and which are used by the Business on a non-exclusive basis (herein collectively "IF FO GmbH Non-Exclusive IP Rights");

             (c) contributed to IF FO GmbH all secret know-how of Seller, including all rights to inventions for which applications under the German Employees' Invention Act have not been made, as well as knowledge not covered by intellectual property rights protection laws ("KNOW-HOW") previously owned by Seller and exclusively used for the manufacture of products of the FO Business Unit by the Business, as listed in Exhibit 7.1.7-3 to the Original Agreement (herein collectively "IF FO GMBH EXCLUSIVE KNOW-HOW");

             (d) granted an irrevocable, non-exclusive, non-transferable (other than to Purchaser and any affiliate of Purchaser, now existing or hereafter acquired, which is controlled by Purchaser) and timely and locally unrestricted right of use to IF FO GmbH regarding certain other Know-How, which is listed in Exhibit 7.1.7-4 to the Original Agreement, for the purpose of development, production and maintenance of products within the scope of the Business, including the right of IF FO GmbH to grant sub-licenses to affiliated companies of IF FO GmbH within the meaning of Sections 15 et.seq.

                    German Stock Corporation Act (herein collectively "OTHER KNOW-HOW");

             (e) granted an exclusive, timely, locally and with regard to content unrestricted right of use and exploitation to IF FO GmbH of all software in object and source code form, including related documentation, system concepts, IC-specifications, software tools, application support, function blocks and system architectures, which is attributable to or created by Seller or by third parties for Seller and exclusively to be attributed to the Business, as listed in Exhibit 7.1.7-5 to the Original Agreement (herein collectively "IF FO GMBH EXCLUSIVE SOFTWARE AND MATERIAL");

             (f) granted a non-exclusive, non-transferable, timely, locally and with regard to content unrestricted right of use and exploitation to IF FO GmbH of all software in object code form, including related documentation, which was created by Seller, as listed in Exhibit .1.7-6 to the Original Agreement and which is used by the Business on a non-exclusive basis (herein collectively "IF FO GMBH NON-EXCLUSIVE SOFTWARE AND MATERIAL", and together with the IF FO GmbH Exclusive IP Rights, the IF FO GmbH Non-Exclusive IP Rights, the IF FO GmbH Exclusive Know-How, the Other Know-How and the IF FO GmbH Exclusive Software and Material" herein collectively "MATERIAL INTELLECTUAL PROPERTY RIGHTS").

             The Material Intellectual Property Rights are, to the Best Knowledge of Seller, in full force; they are - as far as registration is possible - duly registered and all renewal fees have been fully paid when due in as far as registration is a prerequisite for protection.

             The Material Intellectual Property Rights are free and clear of any liens, encumbrances or other third party rights other than non - exclusive licenses or rights of use. The Business has not granted any exclusive licenses for the use of any of the Material Intellectual Property Rights.

             To the Best Knowledge of Seller, the Material Intellectual Property Rights constitute all intellectual property rights owned or controlled by Seller and the Business which are required to operate the Business in the manner in which it was being operated as of the date of the Original Agreement and will be operated through the Closing Date. IF FO GmbH is the owner and holds good title to the IF FO GmbH Exclusive IP Rights, the IF FO GmbH Exclusive Know How and the IF FO GmbH Exclusive Software and Material.

      7.1.8 PROCEEDINGS RELATING TO MATERIAL INTELLECTUAL PROPERTY RIGHTS. Except as disclosed in Exhibit 7.1.8 to the Original Agreement, (i) the Material Intellectual Property Rights are not subject to any pending or, to the Best Knowledge of Seller, threatened proceedings for opposition or cancellation, revocation and/or invalidity or any legal proceedings otherwise challenging the use of any Material Intellectual Property Rights in the Business, (ii) there are no contractual restrictions materially affecting the use of the Material Intellectual Property Rights in the Business, and (iii) to the Best Knowledge of Seller, none of the Material Intellectual Property Rights infringes any third party's rights if used in a manner consistent with past practice prior to the Closing Date.

      7.1.9 INSURANCE. Except as disclosed in Exhibit 7.1.9 to the Original Agreement, Transferors maintain in full force and effect policies of insurance for their own benefit until the Closing Date against property damage, liability (Haftpflicht), including product liability, and other usually insured business risks except for such insurance the lack of which would not reasonably be expected to have a Material Adverse Effect. For the purpose of this Section 7, "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the financial condition, results of operations, business operations or assets of the Business taken as a whole.

      7.1.10 MATERIAL ASSETS. The Business holds good title to all material fixed assets (Anlagevermogen) which are reflected as being owned by them in the Wholly-Owned Companies' and the Foreign Business' books and records (herein collectively "MATERIAL ASSETS"). The Material Assets are not charged with any rights of third parties except for
             (i) customary rights of retention of title (handelsubliche Eigentumsvorbehalte), liens, pledges or other security rights in favour of suppliers, mechanics, workers, landlords, carriers and the like; (ii) security rights granted to banks and other financial institutions in respect of debt reflected in the Financial Statements or in the Effective Date Balance Sheet; (iii) statutory security rights in favour of tax authorities or other governmental entities; and (iv) liens, mortgages or encumbrances (Belastungen) or other third party rights other than rights which would not reasonably be expected to have a Material Adverse Effect.

             The Material Assets are in a reasonably useable condition, except for regular needs for maintenance and repair.

      7.1.11 PERMITS. To the Best Knowledge of Seller, the Wholly-Owned Companies and the Business are in possession of all governmental approvals, licenses and permits required under public law for the conduct of the Business, in particular in the areas of emission laws, safety laws and construction laws, as necessary to operate the Business as it was being conducted as of the date of the Original Agreement and which are material for the Business (herein collectively "PERMITS"). To the Best Knowledge of Seller, (i) the Permits have not been withdrawn or revoked and (ii) there is no pending threat that the Permits will be withdrawn or revoked. To the Best Knowledge of Seller, no circumstances exist which would reasonably be expected to result in, as a consequence of the implementation of this Agreement, (i) a withdrawal, revocation or limitation of the Permits or (ii) the imposition of material conditions to the Permits.

      7.1.12 LITIGATION. There are (i) no court or administrative proceedings, including arbitration proceedings or, to the Best Knowledge of Seller, investigations by administrative authorities pending or, to the Best Knowledge of Seller, threatened involving the Business, either as plaintiff or defendant having a litigation value (Streitwert) exceeding EUR 100,000.00 in the individual case or which in any manner seek to prevent, materially enjoin, alter or delay the transactions contemplated herein and (ii) no product liability claims pending or, to the Best Knowledge of Seller, threatened against the Business with a value in dispute exceeding EUR 500,000.00 in the individual case, in each case except as disclosed in Exhibit 7.1.12 to the Original Agreement.

      7.1.13 EMPLOYMENT MATTERS.

             (a) With respect to the contribution of a certain part of the FO Business Unit to IF FO GmbH under the Contribution Agreement (for the purposes of this Section 7.1.13 the "IF FO TRANSFERRED BUSINESS"), Seller guarantees as follows:

                    (i) As a result of the transfer of the IF FO Transferred Business to IF FO GmbH, as of the date the Contribution Agreement became effective (for the purposes of this Section 7.1.13 "CONTRIBUTION EFFECTIVE DATE"), IF FO GmbH has by operation of law (Section 613 a BGB) entered into the employment relationships with the employees of the IF FO Transferred Business (for the purposes of this Section 7.1.13 "IF FO-EMPLOYEES") as employer and has assumed the rights and obligations arising out of these employment relationships with the IF FO-Employees.

                    (ii) Seller and IF FO GmbH have, in connection with the contribution of the IF FO Transferred Business to IF FO GmbH, complied with all laws and regulations applicable to the transfer of employees in connection with the transfer of business operations within the meaning of Section 613a BGB, including, but not limited to:

                    - laws and regulations regarding the consultation and information of the works council or other employees' representative bodies; and

                    - information provided to the IF FO-Employees on the transfer of the IF FO Transferred Business, the transfer of their employment relationships to IF FO GmbH pursuant to Section 613a para. 5 BGB.

                    (iii) All IF FO-Employees transferred to IF FO GmbH by operation of law (Section 613 a BGB) and all employees transferred by contractual agreement as of 1 April 2004 are listed in Exhibit 7.1.13 (a) (iii)-1 to the Original Agreement. Exhibit 7.1.13 (a) (iii)-2 to the Original Agreement lists such employees who have objected to the transfer of the employment relationships pursuant to Section 613 a BGB. The number of employment relationships transferred to IF FO GmbH on the Contribution Effective Date does not exceed the number of employees listed in Exhibit
                           7.1.13 (a) (iii)-1. If any employees other than those listed in Exhibit 7.1.13 (a) (iii)-1 claim that their employment relationships were transferred to IF FO GmbH on the basis of Section 613a BGB, Seller shall be liable for any and all liabilities for claims raised against IF FO GmbH by those employees of Seller who are not listed in Exhibit 7.1.13 (a)
                           (iii)-1 but are transferred from Seller to IF FO GmbH on the basis of Section 613a BGB, including, but not limited to, employment, remuneration, pension or other rights related to labour law or social securities, severance payments and costs of judicial proceedings, including court and reasonable attorney's fees, provided and to the extent Purchaser undertakes best efforts to terminate employment with such employees as soon and as cost efficient as possible.

             (b)    In addition, Seller guarantees as follows:

                    (i) All fixed term employment contracts of employees of the Wholly-Owned Companies terminate on the expiry date without notice of termination being necessary.

                    (ii) The Wholly-Owned Companies employ no persons who are employees for purposes of social security contributions and/or fiscal legislation for whom all applicable wage tax or social security contributions have not been paid. The Wholly-Owned Companies have paid in full, when due, all social security contributions, including the amounts due to the competent social security for occupational accidents.

                    (iii) Exhibit 7.1.13 (b) (iii) to the Original Agreement contains a complete list as of the date of the Original Agreement of all employees of the Wholly-Owned Companies (including members of management) who have been promised a bonus payment or an incentive payment in connection with the transactions contemplated by this Agreement ("KEY EMPLOYEES"). Subject to the terms and conditions of the respective agreements, such bonus or incentive payments are to be paid by Seller. As of the date of the Original Agreement, except as disclosed in
                           Exhibit 7.1.13 (b) (iii), none of the Key Employees has given written notice of termination of his or her employment.

                    (iv) There are no pending or threatened legal proceedings (gerichtliche Verfahren) with employees of the Wholly-Owned Companies, with the exception of the legal proceedings listed in Exhibit 7.1.13 (b) (iv) to the Original Agreement.

                    (v) Except as disclosed in Exhibit 7.1.13 (b) (v) to the Original Agreement, there are no pending, and during the three (3) years prior to the date of the Original Agreement there have been no legal proceedings with any works council or trade union nor has there been any labour strike or work stoppage (excluding warning strikes (Warnstreiks)) against or involving the Wholly-Owned Companies.

                    (vi) There are no post contractual non-competition agreements or agreements stating obligations in connection with the termination or cancellation of employment relationships with any Key Employees.

                    (vii) The Wholly-Owned Companies have conducted and currently conduct their businesses in accordance with all statutory provisions, regulations and rules imposed by authorities, works agreements, collective bargaining agreements and other general working conditions, including those relating to employment and employment practices, employment conditions, holidays, wages, working hours, non-discrimination and health.

                    (viii) Exhibit 7.1.13 (b) (viii) to the Original Agreement sets forth a correct and complete list of each bonus program and/or medical, life, accident or disability insurance program sponsored, maintained or contributed to or required to be contributed by the Wholly-Owned Companies, for the benefit of any employee or former employee of the Wholly-Owned Companies (herein collectively the "PLANS"), except for such Plans (i) which have been established in connection with shop agreements, social plans or collective bargaining agreements or (ii) the terms of which are specified by statutory law. Except as set forth in Exhibit 7.1.13 (b) (viii), the Wholly-Owned Companies have no commitment to create any additional Plan or materially increase the benefits provided under any existing Plan. To the Best Knowledge of Seller, each Plan has been created, operated and administered in accordance with its terms and in compliance with applicable laws.

                    (ix) Neither the execution and delivery of this Agreement by Seller nor the performance by the Wholly-Owned Companies and Seller of this Agreement or the consummation of the transactions contemplated herein will (a) entitle any current or former director, officer or employee of the Wholly-Owned Companies to severance pay, unemployment compensation or any other payment from the Wholly-Owned Companies, or (b) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee, or (c) entitle any current or former director, officer or employee of the Wholly-Owned Companies to terminate his or her employment with the Wholly-Owned Companies.

                    (x) Exhibit 7.1.13 (b) (x) to the Original Agreement includes to the Best Knowledge of Seller a list of all shop agreements (Betriebsvereinbarungen), including equalisation of interests (Interessenausgleiche) and social plans (Sozialplane), and all collective bargaining agreements (Tarifvertrage) applicable to the Wholly-Owned Companies, including industry-based collective bargaining agreements
                           (Verbandstarifvertrage) and company-based collective bargaining agreements (Firmentarifvertrage). There are no outstanding liabilities resulting from social plans adopted in connection with the restructuring in 2003 for the Berlin site of IF FO GmbH.

                    (xi) With the exception of the pension and early retirement commitments listed in Exhibit 7.1.13 (b)
                           (xi) to the Original Agreement ("PENSION
                           COMMITMENTS"), there are no pension commitments to the employees of the Wholly-Owned Companies, whether on the basis of individual or collective promises, or on the basis of an employment agreement, shop agreement, collective bargaining agreement, operational custom (Betriebliche Ubung) or other legal relationships.

      7.1.14 FINANCIAL STATEMENTS. Seller has furnished to Purchaser a copy of the certified (bescheinigte) accounts (Abschlusse) of the Companies and Assets as of 29 January 2004 certified (bescheinigt) by KPMG together with the related statements of operations, business equity and cash flow (Kapitalflu(beta)rechnung) for the period ending on 30 September 2003 and the explanations (Erlauterungen) thereto (herein "FINANCIAL STATEMENTS"). The Financial Statements present fairly in all material respects the financial position of the Companies and Assets as a whole and have been prepared in accordance with US GAAP and the Infineon Accounting Principles applied on a consistent basis throughout the periods covered thereby. Except as and to the extent taken into account in the Effective Date Balance Sheet or in the Financial Statements, Seller has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would prevent or materially delay Seller from performing its obligations under this Agreement.

      7.1.15 FINDERS' FEES. Seller does not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the transaction contemplated hereunder for which Purchaser could become wholly or partly liable.

      7.1.16 ABSENCE OF CERTAIN CHANGES OR EVENTS. To the Best Knowledge of Seller, since 29 January 2004, except as expressly contemplated by this Agreement:

             (i) Seller and the Wholly-Owned Companies have conducted the Business only in the ordinary course of business and in a manner consistent with past practice to preserve each of its relationships with customers, suppliers, employees, creditors, and business partners;

             (ii) no extraordinary business has been conducted and no liabilities or debts outside the normal course of the Business have been entered into, except where failure to do so would not lead to a Material Adverse Effect;

             (iii) the Material Assets have been maintained and supplemented in the ordinary course of business and in a manner consistent with past practice, and none of the Material Assets have been disposed of outside the ordinary course of business;

             (iv) there has been no material damage to any of the facilities of the Wholly-Owned Companies, whether or not covered by insurance; and

             (v) there has been no increase in compensation payable or to become payable to any of the officers or employees of the Business in any bonus payment or arrangement with any such person, or any material change in personnel policies or benefits except as in the ordinary course of business and retention bonuses in connection with the transaction contemplated by this Agreement, which are payable by Seller.

      7.1.17 TAX FILINGS. All declarations and advance returns (Erklarungen und Voranmeldungen) concerning taxes (including, but not limited to, any federal, state or local tax, including income, withholding, value-added, sales, property or transfer tax, salary withholding tax/wage tax, customs, tax assessment notes for tax liability claims (steuerliche Haftungsbescheide) as well as interest and incidental tax claims (Zinsen und steuerliche Nebenleistungen)) (herein "TAXES"), charges, contributions and all other levies, tolls and social security contributions, including interest thereon, incidental tax claims and liability claims related to the Business have been issued when due or within explicitly or implicitly granted extension periods completely and truly by the Transferors, and, to the extent applicable, the Wholly-Owned Companies.

      7.1.18 SUBSIDIES. To the Best Knowledge of Seller, the Wholly-Owned Companies are not obligated to pay back any investment subsidies or grants, other subsidies, tax advantages and similar benefits based on public law related to the Business, and Seller is not aware of any such claims that are to be paid on or after the Closing Date.

      7.1.19 STATEMENTS ABOUT STATUS. The statements contained in Sections 1.1 through 1.7 are true and accurate.

      7.1.20 PRODUCT DEFECTS. No products of the Business containing defects leading to epidemic failure have been shipped prior to the Closing Date that have resulted or will result in a product recall by customers of the Business and in Losses of the Business in excess of EUR 500,000.00.

7.2 All Exhibits referred to in Section 7.1 are collectively referred to as the "DISCLOSURE SCHEDULES". For the avoidance of doubt, any fact or item referenced in or disclosed in a specific Disclosure Schedule, shall be deemed to be disclosed also with respect to any other Seller's Guarantee whether or not a cross-reference appears, if the relevance of such disclosed fact or item under any other Disclosure Schedule is reasonably apparent. Seller does not give or assume any guarantees other than those set forth in Section 7.1 above and none of the Seller's Guarantees shall be construed as a guarantee or representation with respect to the quality of the Purchase Object within the meaning of Sections 276 (1), 443 German Civil Code (Garantie fur die Beschaffenheit der Sache).

7.3 For the purpose of this Agreement, "BEST KNOWLEDGE OF SELLER" shall mean the actual knowledge (positive Kenntnis) of Peter Gruber, Thomas Seifert, Arno Patzold and/or Rudolf v. Moreau, after due inquiry of the following persons having operational responsibility for the Business: Erwin Wolf, head of worldwide operations; Barbara Fischer, head of business administration; Ayad Abul-Ella, director of the Module segment; Ambros Wascher, general manager of the Trutnov site; and Christian Winkelmeyr, director of the POF segment.

8.    PURCHASER'S GUARANTEES

8.1 Purchaser hereby guarantees subject to any limitations contained in this Agreement, in particular, but not limited to, the remedies set out in
      Section 9 below, the Time Limitations (as defined in Section 13.1 below), the exclusion of De Minimis Claims (as defined in Section 13.3 below), the Deductible (as defined in Section 13.3 below) and the Liability Cap (as defined in Section 13.4 below) - as applicable to claims against Purchaser on the basis of Sections 9.8 and 13.8 - by way of an independent guarantee pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth hereinafter are true and correct as of the date of the Original Agreement and the Closing Date, unless expressly specified otherwise herein; provided, however, that the statements which are subject to the Best Knowledge of Purchaser (as defined in Section 8.3 below) shall only be guaranteed as of the date of the Original Agreement (herein collectively "PURCHASER'S GUARANTEES"):

      8.1.1 ENFORCEABILITY, NO CONFLICT. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly executed by Purchaser and constitutes the legal, valid and binding obligation of Purchaser. Purchaser has the right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement or the respective Ancillary Agreements, which actions have been duly authorized and approved by all necessary corporate action of Purchaser and no other proceedings on the part of Purchaser or its Board of Directors are necessary to approve or recommend for approval or to consummate the transactions contemplated by this Agreement or any Ancillary Agreement (other than the approval of the issuance of the Consideration Shares by the affirmative vote of the holders of a majority of Purchaser's outstanding Purchaser Common Stock present at a meeting of stockholders and entitled to vote). Except for the Antitrust Clearances, the filing of a proxy statement and related proxy materials with the U.S. Securities and Exchange Commission (herein the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (herein the "EXCHANGE ACT"), to solicit the approval by Purchaser's stockholders to issue the Consideration Shares, Purchaser is not required to give any notice to any person or obtain any consent or governmental authorization in connection with the execution of this Agreement or the Ancillary Agreements by Purchaser. The execution and performance of this Agreement or of the Ancillary Agreements does not violate or conflict with any provision of the certificate of incorporation or by-laws of Purchaser or any Affiliate of Purchaser, as the case may be (or any resolution adopted by Purchaser's Board of Directors).

      8.1.2 FINDERS' FEES. Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the transaction contemplated hereunder for which Seller could become wholly or partly liable.

      8.1.3 CAPITALIZATION. The authorized capital stock of Purchaser consists of 500,000,000 shares of common stock, par value $0.001 per share (herein "PURCHASER COMMON STOCK"), and 5,000,000 shares of preferred stock, par value $0.001 per share, 500,000 of which are designated Series RP Preferred Stock (herein "PURCHASER PREFERRED STOCK" and, together with Purchaser Common Stock, the "PURCHASER SHARES"). The shares of Series RP Preferred Stock are issuable upon the exercise of rights attached to shares of Purchaser Common Stock (herein "RIGHTS") pursuant to the Rights Agreement dated as of September 25, 2002 between Purchaser and American Stock Transfer & Trust Company (herein "RIGHTS AGREEMENT"). As of 1 March 2004: (i) 222,000,774 shares of Purchaser Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (ii) no shares of Purchaser Preferred Stock were issued and outstanding;
            (iii) no Purchaser Shares were held in treasury; (iv) 52,492,072 shares of Purchaser Common Stock were reserved for future issuance pursuant to Purchaser's stock option and employee stock purchase plans; (v) an aggregate of 58,647,020 shares of Purchaser Common Stock were reserved for future issuance upon the conversion of Purchaser's 5-1/4% convertible subordinated notes due 2008 and Purchaser's 2-1/2% convertible subordinated notes due 2010; and

            (vi) 937,185 shares of Purchaser Common Stock were reserved for future issuance upon the exercise of outstanding warrants at a weighted average price of USD 1.57 per share of Purchaser Common Stock. Except as disclosed in the SEC Reports, Purchaser is not party to any agreement relating to restrictions on the transferability of any Purchaser Shares. Except as set forth in this
            Section 8.1.3 or in this Agreement, or as disclosed in the SEC Reports, there are (i) no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Purchaser and that Purchaser or any of its subsidiaries is a party or bound or obligating Purchaser to issue or sell any Purchaser Shares or capital stock of, or other equity interests in, Purchaser and (ii) no outstanding contractual obligations of Purchaser or any Affiliate of the Purchaser to repurchase, redeem or otherwise acquire any Purchaser Shares. Except as set forth in this Section 8.1.3 or as disclosed in the SEC Reports, to the Best Knowledge of Purchaser, there are no voting trusts, proxies or other agreements or understandings with respect to the registration or voting of any equity security of any class of Purchaser or with respect to the registration or voting of any interest of any equity security of any class of any of Purchaser's subsidiaries. The Purchaser Stock Issuance is not subject to any pre-emptive rights, rights of first refusal, anti-dilution rights or similar rights created by statute, the Certificate of Incorporation or By-laws of Purchaser or by any agreement to which Purchaser is a party or by which Purchaser is bound. Under the Rights Agreement, until the Distribution Date (as defined in the Rights Agreement), (i) the Rights will be evidenced by the certificates for Purchaser Common Stock registered in the names of the holders thereof and not by separate certificates and
            (ii) the surrender for transfer of any certificate for Purchaser Common Stock shall also constitute the surrender for transfer of the Right associated with the Purchaser Common Stock represented thereby.

      8.1.4 THE CONSIDERATION SHARES. The Consideration Shares to be issued pursuant to Section 3.2 of this Agreement will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, Purchaser's organizational documents or any agreement to which Purchaser is a party or by which it is bound.

      8.1.5 SEC Filings; Financial Statements.

            (a) Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since 1 May 2001, and has heretofore delivered or made available to Seller, in the form filed with the SEC, forms, reports and other documents filed by the Purchaser with the SEC since 1 May 2001, other than registration statements on Form S-8 (herein collectively, the "SEC REPORTS"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (herein the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of the Purchaser is required to file any form, report or other document with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) included or incorporated by reference in the SEC Reports was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Purchaser and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not result in a Purchaser Material Adverse Effect). For the purpose of this Agreement, "PURCHASER MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the financial condition, results of operation, business operations or assets of the Purchaser and its subsidiaries taken as a whole.

            (c) Except as and to the extent disclosed in the SEC Reports or set forth on the consolidated balance sheet of Purchaser and its consolidated subsidiaries as at 31 January 2004, including the notes thereto, neither Purchaser nor any such subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would prevent or materially delay Purchaser from performing its obligations under this Agreement.

      8.1.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. To the Best Knowledge of Purchaser, since 31 January 2004, except as expressly contemplated by this Agreement, or specifically disclosed in the SEC Reports filed prior to the date of this Agreement, (i) Purchaser and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (ii) Purchaser has not issued, sold, pledged, disposed of, granted, encumbered or authorised the issuance, sale, pledge, disposition, grant or encumbrance of any Purchaser Shares or its capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Purchaser Shares or any such capital stock or any ownership interest of Purchaser other than the grant of options and issuance of Purchaser Shares pursuant to existing stock option plans and employee stock purchase plans of Purchaser, and (iii) there has been no dividend or other distribution with respect to Purchaser's capital stock or any change in the rights or any reclassification, combination, split, subdivision, redemption, or other purchase or other acquisition by Purchaser of any of Purchaser's capital stock.

      8.1.7 VOTE REQUIRED. The only vote of the holders of any class or series of capital stock of the Purchaser necessary to approve the issuance of the Consideration Shares pursuant to this Agreement or any other transaction contemplated by this Agreement or the Ancillary Agreements is the affirmative vote of the holders of a majority of the shares of Purchaser Common Stock present in person or represented by proxy at a meeting of stockholders and entitled to vote.

      8.1.8 FORM S-3 ELIGIBILITY. Purchaser is eligible to register the Consideration Shares for resale by Seller using Form S-3 promulgated under the Securities Act.

      8.1.9 LISTING AND MAINTENANCE REQUIREMENTS. Since January 1, 2003, Purchaser has been in compliance with all listing and maintenance requirements for the NNM.

      8.1.10 STATE TAKEOVER STATUTES. The Board of Directors of Purchaser has approved all transactions contemplated by this Agreement and the Ancillary

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                                       48

             Agreements pursuant to Section 203 of the Delaware General Corporation Law, and otherwise has taken the necessary actions to make inapplicable any other applicable anti-takeover statute or similar statute or regulation to the transactions contemplated by this Agreement and the Ancillary Agreements, including the acquisition of the Consideration Shares by Seller.

      8.1.11 SHAREHOLDER RIGHTS PLAN. The Board of Directors of Purchaser has adopted resolutions to provide that (i) no "Distribution Date" shall have occurred or will occur as a result of the approval, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) Seller has not become and will not be an "Acquiring Person" solely as a result of entering into, performing the terms of or consummating the transactions contemplated by this Agreement or the Ancillary Agreements and (iii) the Rights Agreement will otherwise be inapplicable to Seller while this Agreement is in effect, but only to the extent that Seller or any of its Affiliates becomes a "Beneficial Owner" of shares of Purchaser's securities pursuant to this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated thereby. Capitalized terms in quotations in this Section 8.1.11 shall have the meanings ascribed to such terms in the Rights Agreement.

      8.1.12 FAIRNESS OPINION. The Board of Directors of Purchaser has received an opinion from Deutsche Bank AG, dated as of 9 October 2004, to the effect that, as of such date, issuance of the Consideration Shares in the Purchaser Stock Issuance is fair, from a financial point of view, to Purchaser, a signed copy of which opinion will be delivered to Seller solely for informational purposes as promptly as practicable after receipt thereof by Purchaser. Such opinion has not been withdrawn or modified.

      8.1.13 BOARD APPROVAL. The Board of Directors of Purchaser (i) has determined that the Purchase Price for the Purchase Object in the form of the Purchaser Stock Issuance is fair to Purchaser and its stockholders, (ii) has approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (iii) has approved and determined to recommend that the stockholders of Purchaser vote to approve the Purchaser Stock Issuance (herein the "BOARD RECOMMENDATION").

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                                       49

      8.1.14 BANKRUPTCY OR JUDICIAL COMPOSITION PROCEEDINGS. As of the Closing Date, no bankruptcy or judicial composition proceedings concerning Purchaser or any subsidiary of Purchaser have been applied for and, to the Best Knowledge of Purchaser, no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings under mandatory law and, to the Best Knowledge of Purchaser, no circumstances exist pursuant to any applicable bankruptcy laws which could justify the voidance of this Agreement or any of the Ancillary Agreements.

      8.1.15 ENTERPRISE AGREEMENTS. As of the Closing Date, neither Purchaser nor any of Purchaser's subsidiaries are a party to an enterprise agreement within the meaning of Sections 291 and 292 German Stock Corporation Act (AktG) or comparable agreements under other jurisdictions.

      8.1.16 PURCHASER MATERIAL AGREEMENTS. To the Best Knowledge of Purchaser, neither Purchaser nor any of Purchaser's subsidiaries are a party to any agreement or commitment of the type described in (i) to
             (vii) below, except for such agreements and commitments (a) which are listed or disclosed in Exhibit 8.1.16 to the Original Agreement or disclosed (i.e., mentioned, but not necessarily disclosed in full) in the SEC Reports (herein collectively "PURCHASER MATERIAL AGREEMENTS") or (b) which have been completely fulfilled before the Effective Date (vollstandig erfullte Vertrage).

             (i) Loan and credit agreements, or other agreements or instruments creating indebtedness of the Purchaser or any Purchaser's Affiliate in excess of USD 1,000,000.00 or securing such indebtedness such as pledges, guarantees, securities (Burgschaften) or letters of comfort (Patronatserklarungen) extended by the Purchaser or any subsidiary of Purchaser, to any third parties and that will continue in effect or with respect to which the Purchaser or such subsidiary will have any liabilities after the Closing Date;

             (ii) Patent, trademark and know how license agreements (excluding standard software license agreements) which involve annual royalties in excess of USD 2,000,000.00;

             (iii) Agreements relating to the acquisition or disposition
                   (whether by stock or asset purchase, merger or otherwise) of fixed assets, interests in companies or businesses, partnerships or other business organizations which in each case involve payment obligations in excess of USD 25,000,000.00;

             (iv) Agreements with suppliers and customers (relating to
                  Purchaser's business) which involve payment obligations of more than USD 1,000,000.00 p.a.;

             (v) Any contracts for any joint venture or any agreement relating to holding, voting or transferring any equity interests in Purchaser or any of Purchaser's subsidiaries;

             (vi) Agency and distribution agreements which involve payment obligations of Purchaser of more than USD 1,000,000.00 p.a.;

             (vii) Consultancy agreements other than with financial advisors involving payment obligations of more than USD 500,000.00 p.a.

      8.1.17 COMPLIANCE WITH PURCHASER MATERIAL AGREEMENTS. Purchaser and its subsidiaries are not in material breach of any Purchaser Material Agreements. None of the Purchaser Material Agreements has been materially modified or terminated by any party, nor has any party given written notice about its intention to terminate a Purchaser Material Agreement, nor has the validity or enforceability of any of the Purchaser Material Agreements been legally contested.

      8.1.18 PURCHASER INTELLECTUAL PROPERTY RIGHTS. None of the intellectual property rights that are material to the conduct of Purchaser's business as currently conducted (herein collectively "PURCHASER MATERIAL INTELLECTUAL PROPERTY RIGHTS") are subject to any pending or, to the Best Knowledge of Purchaser, threatened proceedings for opposition or cancellation, revocation and/or invalidity or any legal proceedings otherwise challenging the use of any Purchaser Material Property Rights in Purchaser's business. There are no contractual restrictions materially affecting Purchaser's and its subsidiaries' use of the Purchaser Material Intellectual Property Rights in Purchaser's business. To the Best Knowledge of Purchaser, none of the Purchaser Material Intellectual Property Rights infringe any third party's rights if used in a manner consistent with past practice prior to the Closing Date. To the Best Knowledge of Purchaser and except as disclosed in the SEC Reports, the Purchaser Material Intellectual Property Rights constitute all intellectual property rights required to operate the business of Purchaser in the manner in which it is being operated as of the date of the Original Agreement and will be operated through the Closing Date.

      8.1.19 INSURANCE. Purchaser and its subsidiaries maintain in full force and effect policies of insurance for their own benefit against property damage, liability (Haftpflicht), including product liability, and other usually insured business risks except for such insurance the lack of which would not reasonably be expected to have a Purchaser Material Adverse Effect.

      8.1.20 PURCHASER MATERIAL ASSETS. Purchaser and its subsidiaries hold good title to all material fixed assets (Anlagevermogen) which are reflected as being owned by them in Purchaser's and its subsidiaries books and records (herein collectively "PURCHASER MATERIAL ASSETS"). To the Best Knowledge of Purchaser, the Purchaser Material Assets are not charged with any rights of third parties except for (i) customary rights of retention of title (handelsubliche Eigentumsvorbehalte), liens, pledges or other security rights in favour of suppliers, mechanics, workers, landlords, carriers and the like; (ii) security rights granted to banks and other financial institutions in respect of debt reflected in the financial statements of Purchaser or Purchaser's Affiliates;
             (iii) statutory security rights in favour of tax authorities or other governmental entities; and (iv) liens, mortgages or encumbrances (Belastungen) or other third party rights other than rights which would not reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser Material Assets are in a reasonably useable condition, except for regular needs for maintenance and repair, in order to continue the Purchaser's business substantially in the same fashion and manner as conducted as of the date of the Original Agreement.

      8.1.21 PURCHASER PERMITS. To the Best Knowledge of Purchaser, Purchaser and its subsidiaries are in possession of all governmental approvals, licenses and permits required under public law for the conduct of the business of Purchaser, in particular in the areas of emission laws, safety laws and construction laws, as necessary to operate the business as it was being conducted as of the date of the Original Agreement and which are material for the business of Purchaser (herein collectively "PURCHASER PERMITS"). To the Best Knowledge of Purchaser, (i) the Purchaser Permits have not been withdrawn or revoked and (ii) there is no pending threat that the Purchaser Permits will be withdrawn or revoked. To the Best Knowledge of Purchaser, no circumstances exist which would reasonably be expected to result in, as a consequence of the implementation of this Agreement, (i) a withdrawal, revocation or limitation of the Purchaser Permits or
             (ii) the imposition of material conditions to the Purchaser
             Permits.

      8.1.22 LITIGATION. There are (i) no court or administrative proceedings, including arbitration proceedings or, to the Best Knowledge of Purchaser, investigations by administrative authorities pending or, to the Best Knowledge of Purchaser, threatened involving the business of Purchaser or its Affiliates either as plaintiff or defendant having a litigation value (Streitwert) exceeding USD 250,000.00 in the individual case or which in any manner seek to prevent, materially enjoin, alter or delay the transactions contemplated herein and (ii) no product liability claims pending or, to the Best Knowledge of Purchaser, threatened against the business of Purchaser or its Affiliates with a value in dispute exceeding USD 1,000,000.00 in the individual case, in each case except as disclosed in the SEC Reports.

      8.1.23 EMPLOYMENT MATTERS. Purchaser and its subsidiaries have conducted their businesses in accordance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, except where such failure would not have a Purchaser Material Adverse Effect. With respect to any employee benefit plan (as defined in the United States Employee Retirement Income Security Act of 1974, as amended (ERISA)) or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plan, written or otherwise, for the benefit of, or relating to, any current or former United States employee of Purchaser or any of its subsidiaries, individually and in the aggregate, there are no funded benefit obligations for which contributions have not properly been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with US GAAP on the financial statements of Purchaser, that could reasonably be expected to have a Purchaser Material Adverse Effect. With respect to any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar employee benefit plan, written or otherwise, for the benefit of, or relating to, any current or former employee of Purchaser or any of its subsidiaries outside the United States, each such plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory and regulatory laws that are applicable to such plan and no such plan has unfunded liabilities that will not be offset by insurance or fully accrued or that could reasonably be expected to have a Purchaser Material Adverse Effect.

      8.1.24 ENVIRONMENTAL MATTERS. To the Best Knowledge of Purchaser, there are no existing environmental conditions (within the meaning of Section 10.2.2 to be applied mutatis mutandis) which could reasonably be expected to result in an environmental liability of Purchaser or its Affiliates (in the meaning of Section 10.2.1 to be applied mutatis mutandis) which could reasonably be expected to have a Purchaser Material Adverse Effect.

      8.1.25 TAXES AND SOCIAL SECURITY. Purchaser and its subsidiaries have timely paid and discharged all taxes and social security contributions when due and timely and accurately filed all tax returns, and all other returns, reports and notifications required to be filed in accordance with applicable tax or social security laws and regulations. To the extent taxes or social security contributions were not due at the end of any fiscal year of Purchaser, sufficient reserves (Ruckstellungen) have been made in the balance sheets in the respective annual accounts. Other than in the course of an ordinary tax audit, no proceeding has been initiated or indicated to be initiated by any tax or other authority against Purchaser or its Affiliates in connection with their obligation to pay taxes or social security contributions.

      8.1.26 PRODUCT DEFECTS. No products of the business of Purchaser containing defects leading to epidemic failure have been shipped prior to the Closing Date that have resulted or will result in a product recall by customers of the business of Purchaser and in Losses of Purchaser's business in excess of USD 1,000,000.00.

8.2 All Exhibits referred to in this Section 8 are collectively referred to as the "PURCHASER DISCLOSURE SCHEDULES". For the avoidance of doubt, any fact or item referenced in or disclosed in a specific Purchaser Disclosure Schedule or in an SEC Report, shall be deemed to be disclosed also with respect to any other Purchaser Guarantee whether or not a cross-reference appears, if the relevance of such disclosed fact or item under any other Purchaser Disclosure Schedule is reasonably apparent. Purchaser does not give or assume any guarantees other than those set forth in this Section 8 and none of the Purchaser's Guarantees shall be construed as a guarantee or representation with respect to the quality of the Consideration Shares within the meaning of Sections 276 (1), 443 German Civil Code (Garantie fur die Beschaffenheit der Sache).

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                                       54

8.3 For the purpose of this Agreement, "BEST KNOWLEDGE OF PURCHASER" shall mean the actual knowledge (positive Kenntnis) of any of the executive officers of Purchaser serving as of the date of the Original Agreement as disclosed in the SEC Reports.

9.    REMEDIES

9.1 In the event of any breach or non-fulfilment by Seller of any of Seller's Guarantees or Seller's covenants contained in this Agreement, Seller shall be liable for putting Purchaser, or, at the election of Purchaser, the respective Company into the same position that it would have been in if the Seller's Guarantees or Seller's covenants contained in this Agreement had been correct or had not been breached (Naturalrestitution), or, at the election of Seller, to pay damages for non-performance (kleiner Schadenersatz). For purposes of determining the liability of Seller under this Agreement, only the actual losses incurred by the respective Company or Purchaser shall be taken into account, excluding any consequential damages (Folgeschaden), potential or actual reduction (Minderung) in value of the Companies, lost profits (entgangener Gewinn), and any internal costs and expenses incurred by the Companies or Purchaser (herein "LOSSES"). If and to the extent indemnification for any Loss is paid to any of the Companies, such payments shall be constructed and deemed as contributions (Einlagen) made by Purchaser into the respective Company and shall be treated as a reduction of the Purchase Price as between the Parties. If and to the extent a breach of a Seller's Guarantee results in Losses to a Company in which Seller, prior to the Closing Date, holds less than 100% of the total equity, the amount of Losses to be paid by Seller hereunder shall be the total amount of Losses incurred by the respective Company times Seller's direct or indirect shareholding percentage unless either Purchaser or any Wholly-Owned Company is directly liable for a greater percentage of such Losses incurred by the respective Company in which case Seller shall be liable for the entire Losses.

9.2 In the event of any breach or non-fulfilment by Seller of any of Seller's Guarantees or covenants contained in this Agreement (herein "PURCHASER CLAIM"), Purchaser will give Seller written notice of such breach or non-fulfilment containing a detailed description of the alleged event giving rise to a Purchaser Claim, with such notice stating the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given, (herein "CLAIM NOTICE"). Any Claim Notice must be made within one month after the (alleged) event giving rise to a liability has arisen. Any failure to make a Claim Notice prior to the expiration of such deadline leads to an exclusion of the Seller's liability for the respective event, unless the Purchaser making the Claim Notice can prove that it has not been aware of such event, without such unawareness being due to negligence. Without prejudice to the

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                                       55

      validity of the Purchaser Claim or alleged claim in question, Purchaser shall allow, and shall cause the Companies to allow, Seller and its accountants and its professional advisors to investigate the matter or circumstance alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim and, for such purpose, Purchaser shall give and shall cause the Companies to give, subject to their being paid their reasonable out-of-pocket costs and expenses, such information and assistance, including access to Purchaser's and the Companies' premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records, as Seller or its accountants or professional advisors may reasonably request. The preceding sentence shall, for the avoidance of doubt, also apply in case any arbitration or court proceedings are pending between the Parties.

9.3 Seller shall not be liable for, and Purchaser shall not be entitled to bring any Purchaser Claim or any other claim under or in connection with this Agreement if and to the extent that:

      9.3.1 the matter to which the Purchaser Claim relates has been taken into account in the Financial Statements by way of a provision (Ruckstellung), or depreciation (Abschreibung), or exceptional depreciation (au(beta)erplanma(beta)ige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) or liability (Verbindlichkeit);

      9.3.2 the matter to which the Purchaser Claim relates (i) has been taken into account in the Effective Date Balance Sheet by way of a provision (Ruckstellung) or depreciation (Abschreibung) or (ii) has led to a reduction of the Purchase Price;

      9.3.3 the amount of the Purchaser Claim is or could have been recovered from a third party or under an insurance policy in force on the Effective Date;

      9.3.4 the payment or settlement of any item giving rise to a Purchaser Claim results in a tax benefit to the Business or Purchaser;

      9.3.5 the Purchaser Claim results from a failure of Purchaser or the Business to mitigate damages pursuant to Section 254 of the German Civil Code;

      9.3.6 the matter to which the Purchaser Claim relates was explicitly disclosed to Purchaser during its review of the FO Business Unit under commercial, technical, organizational, financial, environmental and legal aspects;

             without limiting the generality of the foregoing, Purchaser shall be deemed to have knowledge of all matters explicitly disclosed to it in (i) the Information Memorandum relating to the FO Business Unit prepared by Citigroup, dated January 2004, (ii) the written answers to information requests of Purchaser, (iii) the contents of the written management presentation on 18 February 2004, and (iv) two identical copies of the contents of the documents disclosed in the general and protected data rooms for the FO Business Unit which will be set aside and preserved for purposes of providing evidence for a period of three (3) years after the Closing Date at the offices of the Parties external counsel;

      9.3.7 the Purchaser Claim results from or is increased by the passing of, or any change in, after the Effective Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes or any imposition of Taxes or any withdrawal or relief from Taxes not actually (or prospectively) in effect at the Effective Date;

      9.3.8 the procedures set forth in Section 9.5 were not observed by Purchaser or the Business unless Seller was not prejudiced by the non-compliance with such procedures;

      9.3.9 the matter to which the Purchaser Claim relates gives rise to a claim for indemnification under Section 10 or 11.

9.4 Seller shall not be liable for any Purchaser Claim if and to the extent either Purchaser or the Business have caused (verursacht oder mitverursacht) such Purchaser Claim after the Effective Date. When calculating the amount of the liability of Seller under this Agreement all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and Seller shall not be liable under this Agreement in any respect of any Purchaser Claim for any Losses suffered by Purchaser or the Business to the extent of any corresponding savings by or net benefit to the Purchaser or the Business arising therefrom.

9.5 If (i) an order of any governmental authority is issued or threatened to be issued against Purchaser or the Business or (ii) the Business or Purchaser are sued or threatened to be sued by a third party, including without limitation any government agencies, or (iii) if the Business or Purchaser are subjected to any audit or examination by any tax authority which may give rise to a Purchaser Claim (herein

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                                       57

      "THIRD PARTY CLAIM"), Purchaser shall give Seller prompt notice of such Third Party Claim. Purchaser shall ensure that Seller shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with Purchaser any measures which Seller proposes to take or to omit in connection with a Third Party Claim, and in particular Seller shall be given an opportunity to comment on, participate in, and review any reports and all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any authority. No admission of liability shall be made by or on behalf of the Purchaser or the Business and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Seller. Further, Seller shall be entitled at its own discretion to take such action (or cause the Purchaser or the Business to take such action) as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of the Purchaser or the Business concerned and the Purchaser will give and cause the Business to give to Seller or it's professional advisors, subject to them being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Seller or its professional advisors may reasonably request. Seller agrees to use all such information confidentially only for such purpose. To the extent that Seller is in breach of a Seller's Guarantee or covenant, all costs and expenses reasonably incurred by Seller in defending such Third Party Claim shall be borne by Seller; if it turns out that Seller was not in breach, any costs and expenses reasonably incurred by them in connection with the defense shall be borne by Purchaser.

9.6 Sections 9.1 through 9.5 shall apply mutatis mutandis to the remedies, if any, of Purchaser under the Ancillary Agreements.

9.7 Seller may settle any Purchaser's Claim (at Seller's option) by either (i) wire transfer by Seller of immediately available funds into Purchaser's Account or, if Purchaser has elected payment to a Company, into the account of the respective Company as notified by Purchaser to Seller or
      (ii) the return by Seller to Purchaser of such number of Consideration Shares determined by dividing the amount of the respective Purchaser's Claim by the Share Price.

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                                       58

9.8 In the event of any breach or non-fulfilment by Purchaser of Purchaser's Guarantees under Sections 8.1.5 or 8.1.14 through 8.1.25 Purchaser shall pay damages for non-performance (kleiner Schadenersatz) to Seller in the amount of the respective Losses of Purchaser multiplied by the percentage of the shareholding of Seller in Purchaser acquired on the Closing Date. The respective payment shall be treated as an increase of the Purchase Price as between the Parties. Other than that, Sections 9.1 through 9.5 and 9.7 shall apply mutatis mutandis to any breach or non-fulfilment of
      (i) any Purchaser's Guarantee or (ii) any Purchaser's covenants under this Agreement.

10.   ENVIRONMENTAL INDEMNITY

10.1 Seller shall, subject to the Time Limitation under Section 13.1.2 below, Seller's Liability Cap (as defined in Section 13.4 below), the exclusion of De Minimis Claims (as defined in Section 13.3 below) but not subject to the Deductible (as defined in Section 13.3 below), indemnify and hold harmless Purchaser or, at the election of Purchaser, the respective Company, from and against all Environmental Liabilities (as defined in Section 10.2.1 below) resulting from

      (i) a final (bestandskraftig) and/or enforceable (vollziehbar) order, decree or demand issued by any governmental authority (Behorde) or any obligation caused by an agreement concluded prior to the Closing Date, in each case imposing clean-up, segregation or protective containment measures, or

      (ii) an immediate danger to the well-being or health (unmittelbare Gefahr fur Leib oder Leben) or an immediate and significant danger to the environment (unmittelbare erhebliche Gefahr fur die Umwelt), or

      (iii) a final and/or enforceable court judgment rendered in connection with a private party claim.

      The penultimate sentence of Section 9.1 shall apply mutatis mutandis.

10.2 Environmental Liabilities, Existing Environmental Condition, Environmental Laws, Hazardous Materials, Environmental Matters shall each have the following meaning:

      10.2.1 "ENVIRONMENTAL LIABILITIES" means all Losses reasonably incurred by any of the Wholly-Owned Companies in connection with

             (i) the investigation (Ma(beta)nahmen der Gefahrerkundung, Untersuchungsma(beta)nahmen) in connection with or in anticipation of a remediation of an Existing Environmental Condition (as defined in Section 10.2.2 below);

             (ii) a clean up (Sanierung) within the meaning of Section 2 (7) Federal Soil Protection Act (Bundesbodenschutzgesetz) or any other applicable Environmental Laws (as defined in Section
                   10.2.3 below) relating in each case to an Existing Environmental Condition;

             (iii) securing measures (Sicherungsma(beta)nahmen), or protective containment measures (Schutz- und Beschrankungsma(beta) nahmen) pursuant to Section 4 (3) Federal Soil Protection Act or applicable Environmental Laws relating in each case to an Existing Environmental Condition;

             (iv) measures to eliminate, reduce or otherwise remedy an immediate danger to well-being or health (Ma(beta)nahmen zur Abwehr von unmittelbaren Gefahren fur Leib oder Leben) or an immediate and significant danger to the environment (unmittelbare erhebliche Gefahr fur die Umwelt) resulting from an Existing Environmental Condition;

             (v) any claims by private parties, internal compensation payments under police law (Polizei- und Ordnungsrecht), in particular pursuant to Section 24 (2) Federal Soil Protection Act or, outside the Federal Republic of Germany, any equivalent claims, omission claims (Unterlassungsanspruche) for personal injury, property damage, or otherwise in connection with a private party claim within the meaning of Section 10.1 Subsection (iii) above, in each case relating to an Existing Environmental Condition.

      10.2.2 "EXISTING ENVIRONMENTAL CONDITION" means (i) the pollution or contamination of the soil (schadliche Bodenveranderungen) within the meaning of Section 2 (3) of the Federal Soil Protection Act (Bundesbodenschutzgesetz) (or, outside the Federal Republic of Germany, any comparable Environmental Laws) of the real estate currently owned or leased by any of the Wholly-Owned Companies (herein "REAL ESTATE") or (ii) historical pollution (Altlast) as defined in Section 2 (5) of the Federal Soil Protection Act (or, outside the Federal Republic of Germany, any comparable Environmental Laws) on the Real Estate or (iii) the presence of Hazardous Materials (as defined in Section 10.2.4 below) in the groundwater beneath the Real Estate or (iv) the disposal of any Hazardous Materials used, generated or stored by the Wholly-Owned Companies at

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                                       60

             any offsite location, provided, however, in each of the cases (i) to (iv) such Existing Environmental Condition existed at, or prior to, the Closing Date.

      10.2.3 "ENVIRONMENTAL LAWS" means all applicable laws, and, to the extent they are legally binding, ordinances, regulations relating directly to Environmental Matters (as defined in Section 10.2.5 below) and being applicable as at the Closing Date in the respective jurisdiction in which the respective Wholly-Owned Company operates.

      10.2.4 "HAZARDOUS MATERIALS" means any pollutants, contaminants or toxic substances that are defined as such in the Environmental Laws.

      10.2.5 "ENVIRONMENTAL MATTERS" means any matter relating to pollution or contamination of the soil, ground water or surface water.

10.3 Any Environmental Liability for which Purchaser may claim indemnification pursuant to this Section 10 shall be prorated between Purchaser and Seller as follows:

YEAR AFTER CLOSING DATE                          PURCHASER                  SELLER
----------------------------------------------------------------------------------
year 1                                              20%                      80%
year 2                                              30%                      70%
year 3                                              50%                      50%
year 4                                              70%                      30%
further years                                      100%                       0%

      The relevant time for determining the foregoing prorated liability of each Party shall be the time when the Environmental Liability is first asserted by Purchaser and notified to Seller provided, however, that the Losses in relation to the Environmental Liability must actually be incurred by Purchaser within the subsequent twelve (12) months after the notification of Seller of the respective Environmental Liability. To the extent such Losses are not incurred within the said twelve-months period, the year in which the Losses in relation to the Environmental Liability have actually been incurred by Purchaser shall be decisive for the foregoing sharing obligation of the Parties.

10.4 Seller's obligation to indemnify and hold harmless Purchaser shall be excluded if and to the extent the respective Environmental Liability

      10.4.1 is compensated for or made good by any third party to Purchaser, in particular, but without limitation, by insurance companies under applicable insurance policies or from a third party, it being understood that the

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                                       61

             Purchaser shall use all reasonable efforts to make recovery from any third party or under an insurance policy with respect to any matter to which an Environmental Liability relates;

      10.4.2 is incurred as result of investigations, preparatory or explanatory measures or notifications after the Closing Date which the Wholly-Owned Companies were not obliged to carry out under applicable laws, ordinances, regulations under the respective jurisdiction which (i) relate directly to Environmental Matters and
             (ii) are applicable at the time when the respective investigation or measure or notification was carried out;

      10.4.3 is incurred as a consequence after the Closing Date of (i) negligent omissions to take actions required to be taken by the Wholly-Owned Companies, under the applicable laws, ordinances, regulations under the respective jurisdiction relating directly to Environmental Matters and being applicable at the time when the respective Environmental Liability was incurred, or (ii) activities outside of the ordinary course of business of the Wholly-Owned Companies (as conducted as of the Closing Date) after the Closing Date, or (iii) expansion activities or construction activities carried out by or on behalf of the Wholly-Owned Companies, or (iv) any material change of use of the Real Estate, or (v) any negligent act or omission of an employee or other representative of, or service provider to, the Wholly-Owned Companies after the Closing Date;

      10.4.4 results from any failure to take state-of-the-art measures to minimize risks (dem jeweiligen Stand der Technik entsprechende Ma(beta)nahmen der Gefahrenabwehr) or to apply state-of-the-art environmental and safety standards (dem jeweiligen Stand der Technik entsprechende Umwelt- und Sicherheitsstandards) which, in each case, should reasonably have been taken by a prudent businessman after the Closing Date;

      10.4.5 results from the coming into force of, or the change in, any Environmental Laws after the Closing Date;

      10.4.6 results from non-compliance with the procedures set forth in
             Section 10.5 and Section 10.6, unless Seller was not prejudiced by the non-compliance with such procedures;

      10.4.7 results from a failure of Purchaser or the Company to mitigate damages pursuant to Section 254 of the German Civil Code.

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                                       62

10.5 If Purchaser becomes aware of any circumstances which could reasonably be expected to give rise to an Environmental Liability of Seller under
      Section 10.1 above, then Purchaser shall inform Seller in writing thereof without undue delay and any investigation and/or clean-up measures shall be conducted solely in consultation with Seller. Seller shall be given access to the Real Estate and the books and records of Purchaser (or its successor, as the case may be) to the extent that such access is reasonably necessary to assess any Environmental Liability being incurred. Purchaser shall ensure that for as long as Seller may be held liable under
      Section 10.1, copies of all documents relating to the Real Estate which, as of the Effective Date are in the possession of the Wholly-Owned Companies will be kept available for inspection by Seller at the premises of the Wholly-Owned Companies upon Seller's reasonable request.

10.6 Purchaser shall ensure that Seller is given all opportunities to defend or avoid at their sole expense any claims which might give rise to any Environmental Liabilities. In particular, Seller shall be given an opportunity to comment on, participate in and review any reports on relevant investigations, reports, correspondence, orders or other measures which may with reasonable likelihood give rise to an Environmental Liability and Purchaser shall ensure that Seller receives without undue delay copies of all such documents. Purchaser shall ensure that, upon the request of Seller, objections are filed and legal proceedings instituted and conducted against any orders and judgments in accordance with Seller's direction and at Seller's expense, as described in more detail in Section
      9.5 above.

10.7  Section 9.7 shall apply mutatis mutandis.

11.   TAX INDEMNITY

11.1 Seller shall, subject to the Time Limitation under Section 13.1.1 below and Seller's Liability Cap, but not subject to the exclusion of De Minimis Claims and the Deductible, indemnify and hold harmless Purchaser against any non-appealable liability for the payment of Taxes and relating to the Business for accounting periods ending before the Effective Date and the current accounting period until the Effective Date if and to the extent that no reserves or liabilities (Ruckstellungen oder Verbindlichkeiten) have been made in the Effective Date Balance Sheet or the Financial Statement. The penultimate and final sentences of Section 9.1 shall apply mutatis mutandis (provided that it is understood between the Parties that the indemnification under this Section 11 is not limited to Losses).

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                                       63

11.2 In relation to tax releases, tax benefits and changes in accounting practices the following shall apply:

      11.2.1 If the Business is entitled to or could receive any benefits by refund, set-off or reduction of Taxes as the result of an adjustment or payment giving rise to a claim for indemnification of Taxes, then the corresponding benefit shall reduce the claim for indemnification of any such Tax in the amount of its net present value discounted at a rate of EURIBOR plus 225 basis points on the basis of a combined tax rate applicable in the respective jurisdiction as at the date when the respective benefit is calculated. This shall in particular but without limitation apply to any Tax benefits after the Effective Date resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances or higher carry forwards of losses or deductions.

      11.2.2 Seller shall not be responsible for any Tax liabilities attributable to periods ending on or before the Effective Date and the current accounting period until the Effective Date resulting from any change in the accounting and taxation principles or practices of the Business (including methods of submitting taxation returns) introduced after the Effective Date, except if required under mandatory law, mandatory regulations or decisions by the ultimate courts of the respective jurisdiction.

      11.2.3 Seller shall not be responsible for any tax liabilities attributable to periods ending on or before the Effective Date and the current accounting period until the Effective Date and triggered by actions, declarations or any other means effected by Purchaser or the Companies after the Effective Date except if required under mandatory law, mandatory regulations or decisions by the ultimate courts of the respective jurisdiction.

      11.2.4 Seller shall not be responsible for any Tax liabilities, if and to the extent the amount of the Taxes is recovered from a third party or Purchaser has not undertaken reasonable efforts to achieve recovery from a third party.

      11.2.5 Seller shall not be responsible for any Tax liability, if and to the extent such Tax liability has lead to a reduction of the Purchase Price under Section 3.

11.3 Any additional profit and loss allocations resulting from any tax audit relating to taxable periods ending on or before the Effective Date shall not increase or reduce the Purchase Price and shall not entitle the Seller to any additional profit distribution nor the Purchaser or Seller to any Purchase Price Adjustment.

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                                       64

11.4 Purchaser shall inform Seller without undue delay of and keep Seller fully informed regarding the commencement of any audit or other proceeding which may give rise to a claim under Section 11.1 above. Sections 9.2 (provided that it is understood by the Parties that the one month notice period pursuant to Section 9.2 shall commence at the day of the announcement of the tax audit) and 9.5 (with the exception of the second clause of the last sentence) shall apply mutatis mutandis.

11.5 Seller shall be entitled to any refunds of Taxes relating to the Business received by Purchaser or any of the Wholly-Owned Companies or any of Purchaser's Affiliates attributable to any accounting period ending on or before the Effective Date and the current accounting period until the Effective Date to the extent it has not increased the Purchase Price in accordance with Section 3, such refunds of Taxes becoming due and payable ten (10) business days (Werktage) after receipt of the final non-appealable assessment concerning the respective tax refund (by means of refund or set-off). Such refunds shall be treated as an increase of the Purchase Price as between the Parties. This Section shall not apply if (i) refunds result from any change in the accounting and taxation principles or practices of the Business (including methods of submitting taxation returns) introduced after the Effective Date, except if required under mandatory law or (ii) refunds are triggered by actions, declarations or any other means effected after the Effective Date.

11.6 In relation to the preparation of tax returns relating to Taxes (herein "TAX RETURNS") the following shall apply:

      11.6.1 Seller shall prepare (or cause the Wholly-Owned Companies or Seller's Affiliate to prepare) at its cost all Tax Returns which
             (i) are due to be filed by Seller or by the Wholly-Owned Companies or Seller's Affiliate on or before the Closing Date, or (ii) are filed on a consolidated, combined or unitary basis and which include the Wholly-Owned Companies for accounting periods ending on or before the Closing Date. Purchaser is obliged to (or cause the Wholly-Owned Companies to) submit such Tax Returns.

             Purchaser shall file (or cause the Companies to file) all Tax Returns other than those referred to in the preceding sentence.

      11.6.2 Seller shall have the right to review and comment on any Tax Return to be filed by Purchaser a Wholly-Owned Company or Purchaser's Affiliate relating to an accounting period beginning before the Effective Date and

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                                       65

             Purchaser shall provide copies of such Tax Return to Seller no later than thirty (30) days prior to the relevant due date of such Tax Return.

11.7 The Parties agree to fully cooperate with each other in connection with any matter relating to Taxes including the preparation of any Tax Return, conduct of any audit, investigation or contest each at its own cost. Such cooperation shall include, without limitation, providing or making available all relevant books, records and documentation and the assistance of officers and employees. The Purchaser agrees to retain all books, records and documentation relating to the Business that may be relevant in connection with any audit or investigation for which the Seller may be responsible hereunder until the expiration of any applicable statute of limitation. Further, the Purchaser shall cause its Affiliates and the Companies to furnish to Seller all such information as may be necessary or helpful for Seller to prepare any Tax Return to be filed after the Closing Date, consistent with prior practice of the Seller.

11.8  Section 9.7 shall apply mutatis mutandis.

12.   SELLER'S COVENANTS

12.1 For the period between the date of the Original Agreement and the Closing Date, (a) Seller shall use commercially reasonable efforts that the Wholly-Owned Companies and - with respect to the Foreign Business - IF NA, IF Japan and IF AP shall, where applicable, and (b) Seller shall itself
      (i) preserve relationships with customers, vendors and others with whom they deal, (ii) preserve the assets of the Business in good working condition, reasonable wear and tear excepted, (iii) keep the necessary insurance for the Business in place, and (iv) maintain accounting procedures consistent with past practice, and (v) operate the Business in the ordinary course of business and consistent with past practices, except for deviations from such practices as are reasonable in view of changes in the FO Business Unit contemplated by the Restructuring Plan described in
      Section 17 below, or as otherwise agreed to by Purchaser.

12.2 For the period between the date of the Original Agreement and the Closing Date, Seller shall not, and shall ensure that the Wholly-Owned Companies and Seller's Affiliates shall not, with respect to the Business without consultation with Purchaser, except in the ordinary course of business and consistent with past practice, (i) permit any of its material assets to be subjected to any mortgage, pledge, lien, security, encumbrance or charge of any kind, except for those arising by operation of law, (ii) make any material capital expenditure (i.e. exceeding an amount of EUR 500,000.00 (in words: EURO five hundred thousand)) or enter into any material

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                                       66

      contract or material commitment with onerous terms which are not consistent with past practices, (iii) grant any increase in wages, salaries, bonus or other remuneration of any employee, (iv) cancel or waive any claims or rights of substantial value, (v) enter into any agreement relating to the acquisition or disposition of any material assets, interest in companies or businesses, except for sales of products in the ordinary course of business, (vi) enter into any agreements with customers or suppliers which involve payment obligations of more than EUR 500,000.00 p.a., or (vii) undertake an obligation, whether or not in writing, to do any of the foregoing. For the avoidance of doubt, nothing in this Section 12.2 shall prevent Seller and / or IF FO GmbH from concluding employment agreements between IF FO GmbH and the employees listed in Exhibit 7.1.13 (a) (iii)-2 to the Original Agreement.

12.3 After the Closing, Seller shall permit Purchaser at its own cost to have reasonable access to such of Seller's books, records and files that are not transferred together with the FO Business Unit but are relevant for the Business, if (i) such access is reasonably necessary for use in financial reporting, tax return preparation, or tax compliance matters and
      (ii) Seller has no legitimate interest not to disclose such books, records and files. Seller shall reasonably assist Purchaser, upon Purchaser's reasonable request and against reimbursement of any cost incurred thereby, if Purchaser reasonably needs any information not transferred together with FO Business Unit for use in financial reporting, tax return, preparation or tax compliance matters. Without limiting the generality of the foregoing, Seller will provide or make available to Purchaser all financial and accounting records not included in the FO Business Unit that shall reasonably be requested by Purchaser if such records are reasonably necessary for the purpose of preparing financial statements of the Business for any period, or as of any date, prior to the Effective Date, to the extent such financial statements are required by US GAAP or by the applicable rules and regulations of the SEC.

12.4 As soon as practicable after the date of the Original Agreement, Purchaser will notify Seller in writing of any financial statements of the Business for any period, or as of any date, prior to the Effective Date, that are required by the applicable rules and regulations of the SEC to be included in the Proxy Statement or a report on Form 8-K to be filed by Purchaser in connection with the transactions contemplated by this Agreement (the "BUSINESS FINANCIAL STATEMENTS"). Immediately after receipt of such notice Seller will prepare or cause to be prepared and use its reasonable efforts to cause to be audited and certified by Seller's Auditor the Business Financial Statements.

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                                       67

12.5 Seller will, if requested by Purchaser, in good faith agree to amend this Agreement for the purpose of adjusting the structure of the transactions contemplated in this Agreement in order to optimise the tax effects for Purchaser, provided, however, that Seller shall not be required to amend this Agreement in a manner that Seller determines, in its sole discretion, will have any adverse effect on Seller and its Affiliates.

12.6 Seller shall procure that on or before the Closing Date, the Contribution Agreement shall be amended as follows:

      12.6.1 The license-back pursuant to Section 3.11 of the Contribution Agreement shall not apply (i) to IF FO GmbH Exclusive Know-How and IF FO GmbH Exclusive Software and Material and (ii) to IF FO GmbH Exclusive IP Rights for use in connection with Restricted Activities.

      12.6.2 IF FO GmbH shall be entitled to sublicense the licenses granted to the IF FO GmbH Non-Exclusive IP Rights and the Other Know-How (i) to Purchaser and any Purchaser's Affiliates, provided that the sublicense shall cease to exist when the sub-licensee ceases to be an Affiliate of IF FO GmbH, and (ii) to contract-manufacturers for the purposes of "have-made"-manufacture for the Purchaser or IF FO GmbH.

12.7 Seller shall inform Purchaser if, prior to the Closing Date, Seller becomes aware of the fact that any statement contained in the Seller's Guarantees which is subject to Best Knowledge of Seller is no longer true.

13.   EXPIRATION / LIMITATION OF SELLER'S CLAIMS

13.1 All claims of Purchaser arising under this Agreement shall be time-barred on 31 December 2005. Exempted herefrom are:

      13.1.1 all claims of Purchaser arising under Section 11 (Tax Indemnity) which shall be time barred for each Tax six (6) months after the date of the final, non-appealable assessment concerning the respective Tax;

      13.1.2 all claims of Purchaser arising under Section 10 (Environmental Indemnity) which shall be time barred on the fourth (4th) anniversary of the Closing Date;

      13.1.3 all claims of Purchaser in respect of liabilities for defects of title arising from a breach in respect of Section 7.1.2 which shall be time barred on the tenth (10th) anniversary of the Closing Date;

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                                       68

      13.1.4 all claims of Purchaser arising as a result of wilful or intentional breaches of Seller's obligations under this Agreement which shall be time barred in accordance with the statutory rules in Sections 195, 199 German Civil Code;

      (herein collectively "TIME LIMITATIONS").

13.2 The expiry period for any claims of Purchaser under this Agreement shall be tolled (gehemmt) pursuant to Section 209 German Civil Code by any timely notification of Seller pursuant to Section 9.2, Section 10.5 or
      Section 11.4 (in connection with Section 9.2) above, as the case may be, provided that Purchaser commences judicial proceedings within three (3) months after the expiry of the relevant Time Limitations. Section 203 German Civil Code shall not apply, unless the Parties agree in writing that the expiry period shall be tolled on the basis of pending settlement negotiations. This Section 13.2 shall apply mutatis mutandis to all claims of Seller arising under Sections 8 and 9.7.

13.3 Except as explicitly provided otherwise in this Agreement or the Ancillary Agreements, no liability shall attach to Seller or any Transferor under this Agreement or any of the Ancillary Agreements where the individual claim is less than EUR 500,000.00 (in words: EURO five hundred thousand) (herein "DE MINIMIS CLAIMS") and until the aggregate amount of claims (excluding the De Minimis Claims), is more than EUR 5,000,000.00 (in words: EURO five million) (Freibetrag) (herein "DEDUCTIBLE"). If the aggregate liability of Seller and the Transferors under this Agreement (including, for the avoidance of doubt, any liability of Seller or any Transferor under the Ancillary Agreements) is greater than EUR 5,000,000.00 (in words: EURO five million) the liability of Seller and the Transferors shall be the excess above EUR 5,000,000.00 (in words: EURO five million) subject to the other provisions of this Section 13.

13.4 The aggregate liability of Seller and the Transferors under this Agreement (including, for the avoidance of doubt, any liability of Seller or any Transferor under the Ancillary Agreements), shall not exceed twenty percent (20 %) of the Purchase Price (herein "SELLER'S LIABILITY CAP").

13.5 The limitation of liabilities under Section 13.3 and Section 13.4 shall not apply if the respective Purchaser Claim is based on intentional behaviour of Seller.

13.6 The Parties are in agreement that the remedies that Purchaser, or any of the Companies, may have against Seller or any Transferor for breach of obligations set forth in this Agreement or any of the Ancillary Agreements are solely governed by
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                                       69

      this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser or the Business. Apart from the rights of Purchaser under Section 6.6, Section 6.8, Section 9, Section 10, Section 11 and Section 13 above (i) any right of Purchaser to withdraw (zurucktreten) from this Agreement or to require the winding up of the transaction contemplated hereunder (e.g. by way of gro(beta)er Schadenersatz or Schadenersatz statt der Leistung), (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo, including, but not limited to, claims arising under Sections 280 I, 241 (2), 311 (2)
      (3) German Civil Code) or ancillary obligations (positive Forderungsverletzung, including, but not limited to, claims arising under Sections 280, 241 II, 282 German Civil Code), (iii) frustration of contract pursuant to Section 313 German Civil Code (Storung der Geschaftsgrundlage), (iv) all remedies of Purchaser for defects of the Purchase Object under Sections 437 through 441 German Civil Code and (v) any and all other statutory rights and remedies, if any, are hereby expressly excluded and waived (verzichtet) by Purchaser, except claims for willful deceit (arglistige Tauschung) and other intentional breaches of contract (vorsatzliche Vertragsverletzungen). All rights of Seller pursuant to sections 377 HGB and 442 BGB, except for the purposes of
      Section 9.3.5 above, are excluded.

      The Parties are in agreement that Seller's Guarantees are only designed for the specific remedies of Purchaser set forth in Section 9 above and the restrictions contained in this Section 13 and that Seller's Guarantees shall not serve to provide Purchaser with any other claims than those set forth in this Agreement. The Parties are further in agreement that Section 444 German Civil Code shall not apply to any of the provisions on liability in this Agreement because Seller has only given independent guarantees, but no representations with respect to the quality of the Purchase Object (Garantie fur die Beschaffenheit der Sache) within the meaning of Section 444 German Civil Code.

13.7 This Section 13 shall also apply to any claims of Purchaser or IF FO GmbH, if any, under the Ancillary Agreements. Purchaser shall see to it that IF FO GmbH shall comply at all times following the Closing Date with the terms of this Section 13 in connection with any claims arising under the Ancillary Agreements.

13.8  With respect to claims of Seller arising under Sections 8, 9.7 or 14, this
      Section 13 shall apply mutatis mutandis.

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                                       70

14.   PURCHASER'S COVENANTS

14.1 With effect as of the Closing Date, Purchaser (i) hereby assumes the Trutnov Letter of Comfort and (ii) shall indemnify and hold harmless Seller and its Affiliates from all obligations and liabilities arising out of or in connection with the Trutnov Letter of Comfort. Purchaser shall further, prior to or on the Closing Date,

      (i) either replace the Trutnov Letter of Comfort (provided that Seller shall notify Purchaser thereof at least ten (10) business days (Werktage) before the Closing Date), so that Seller is fully released from such Trutnov Letter of Comfort as of the Closing Date; or

      (ii) provide an unconditional bank guarantee (issued by a bank with an AA rating) payable upon first demand, for the Trutnov Letter of Comfort in an aggregate amount of CZK 9,000,000.00 as notified to Purchaser by Seller at least ten (10) business days (Werktage) before the Closing Date; and

      (iii) provide an unconditional bank guarantee, payable upon first demand, valid until 30 April 2005, in the amount of EUR 400,000 in favor of ABZ Arbeits- und Bildungzentrum GmbH, Berlin to secure the payment of salaries and severance payments owed to former employees of IF FO GmbH pursuant to obligations existing on the date of this Agreement.

14.2 Purchaser undertakes and covenants to procure insurance coverage for the Business effective from the Closing Date, the lack of which would not reasonably be expected to have a Material Adverse Effect.

14.3 Seller and IF FO GmbH have received certain subsidies from the German Ministry of Education and Research (Bundesministerium fur Bildung und Forschung) (herein "BMBF") with respect to the following projects (herein "BMBF PROJECTS").

      - The project entitled "Schlusselkomponenten fur 40 Gbit/s-Transceiver mit innovativen Realisierungskonzepten" (herein "40 GBIT PROJECT");

      - The project entitled "New Generation Interconnection Technology" (herein "NEGIT PROJECT") and

      - The projects entitled "Nanostruktur Materialien", "Komlaser" and "Parop 10" (herein "FINISHED PROJECTS").

      With respect to the BMBF Projects, Purchaser undertakes that:

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                                       71

      14.3.1 Purchaser will cause IF FO GmbH to comply with and perform the obligations of Seller and/or IF FO GmbH under the exploitation plans (Verwertungsplane) relating to efforts to identify commercial markets for products or technology developed pursuant to the Finished Projects in accordance with the conditions under which the subsidies were granted (Zuwendungsbescheid) and the NKBF 98, to the extent such obligations arise after the Closing;

      14.3.2 Purchaser will cause IF FO GmbH to comply with and perform the obligations of Seller and/or IF FO GmbH relating to the NegIT Project in accordance with the conditions under which the subsidies were granted (Zuwendungsbescheid) and the NKBF 98, to the extent such obligations arise after the Closing;

      14.3.3 Purchaser will cause IF FO GmbH to provide to Seller, on a subcontractor basis, services related to the development of an optical chip pursuant to the 40 Gbit Project. Such services shall be performed at the Munich, Germany facility pursuant to the terms of a subcontract to be agreed upon by the Parties. Purchasers shall also cause IF FO GmbH to comply with and perform the obligations of Seller and/or IF FO GmbH under the exploitation plan (Verwertungsplan) relating to efforts to identify commercial markets for products or technology developed pursuant to the 40 Gbit Project, to the extent such obligations arise after the Closing and shall indemnify Seller for any reimbursements of subsidies to BMBF caused by the failure of IF FO GmbH to comply with the exploitation plan (Verwertungsplan).

      14.3.4 Except as specifically provided in this Section 14.3, Seller will comply with and perform all obligations of Seller and/or IF FO GmbH relating to the Finished Projects and the 40 Gbit Project, whether arising before or after the Closing.

14.4 Purchaser undertakes and covenants to procure that as soon as practicable after the Closing Date, but in no event later than 6 (six) months after the Closing Date (i) IF Trutnov and IF FO GmbH shall remove or cause to be removed from assets and properties of the Business (other than inventory run-off in the ordinary course of business up to 12 (twelve) months after the Closing Date), names, marks and identifications heretofore used by Seller or its Affiliates and all variations and derivates thereof and logos relating thereto to the extent they include the word "Infineon" or any derivation thereof or combination therewith and (ii) IF Trutnov and IF FO GmbH do no longer produce any marketing materials using the name

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                                       72

      "Infineon" or any derivation thereof or combination therewith and (iii) all Companies and the Foreign Business cease using the name "Infineon" in any way in their business activities and (iv) the Companies and the Foreign Business have cancelled the right of any third party to use the name "Infineon" or any derivation thereof or combination therewith and such cancellation has become legally effective. Seller and IF BV shall pass shareholders' resolutions shortly before the Closing Date changing the corporate name of IF Trutnov and IF FO GmbH in a way that it no longer contains the word "Infineon" to a corporate name identified to Seller by Purchaser within (2) Business Days after the Preliminary Closing Date, provided, that the filings of the change of the corporate name as prepared by Seller and IF BV shall be withheld until Closing has occurred. Should Purchaser not timely identify to Seller a new corporate name for IF Trutnov and IF FO GmbH in accordance with the preceding sentence, Seller shall be free to change the corporate names in its discretion.

14.5 For the accounting period 2002/2003 (tax assessment period 2003) Seller shall prepare at its own cost and Purchaser shall file all tax returns of IF FO GmbH (or cause IF FO GmbH to file) in accordance with Section 1.5 of the Contribution Agreement. Accordingly, IF FO GmbH shall report the contributed assets and liabilities ("Teilbetrieb") at fair market value ("Teilwert") in its tax balance sheet ("Steuerbilanz") pursuant to Section 20 (2) Sentence 1 of the Reorganisation Tax Act (UmwStG) and apply for a retroactive carve out of the "Teilbetrieb" according to Section 20 (7, 8) UmwStG in its tax assessment for 2003.

14.6  Proxy Statement

      14.6.1 Purchaser has prepared and filed with the SEC a proxy statement (herein, together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") relating to the meeting of Purchaser's stockholders (herein "PURCHASER STOCKHOLDERS' MEETING") to be held to consider approval of the issuance of the Consideration Shares in accordance with this Agreement (herein the "PURCHASER STOCK ISSUANCE"). Purchaser shall use all reasonable efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after such filing, and Purchaser shall use all best efforts to cause the Proxy Statement to be mailed to Purchaser's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. Seller shall furnish all information concerning Seller that Purchaser may reasonably request in connection with such actions and the preparation of the Proxy Statement, including, without limitation, the Business Financial Statements to be prepared pursuant to Section 12.4 above.

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                                       73

      14.6.2 The Proxy Statement shall include the recommendation of the Board of Directors of Purchaser to the stockholders of Purchaser in favour of approval of the Purchaser Stock Issuance; provided, however, that the Board of Directors of Purchaser may, at any time prior to the Purchaser Stockholders' Meeting, withdraw, modify or change any such recommendation to the extent that the Board of Directors of Purchaser determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change its recommendation would cause the Board of Directors of the Purchaser to breach its fiduciary duties to Purchaser's stockholders under applicable law.

      14.6.3 Purchaser will advise Seller of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will consult with Seller with respect to any amendment or supplement to the Proxy Statement.

      14.6.4 The information supplied by Seller for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is cleared by the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Purchaser, and (iii) the time of the Purchaser Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Purchaser Stockholders' Meeting, any event or circumstance relating to Seller, or its officers or directors, should be discovered by Seller which should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Purchaser.

      14.6.5 The information supplied by Purchaser for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is cleared by the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Purchaser, and (iii) the time of the Purchaser Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Purchaser Stockholders' Meeting, any event or circumstance relating to Purchaser, or its officers or directors, should be discovered by Purchaser which should be set forth in an amendment or a supplement to the Proxy Statement, Purchaser shall promptly inform Seller, and shall promptly arrange for all necessary actions to be taken to amend or supplement the Proxy Statement, and if required, distribute such amendment or supplement to the Purchaser's stockholders as soon as practicable. All documents that Purchaser is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

14.7  Purchaser Stockholders' Meeting

      14.7.1 Purchaser shall call and hold the Purchaser Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Purchaser Stock Issuance, and Purchaser shall use its best efforts to hold the Purchaser Stockholders' Meeting as soon as practicable after the Proxy Statement is cleared by the SEC.

      14.7.2 Purchaser shall use its reasonable efforts to solicit from its stockholders proxies in favour of the Purchaser Stock Issuance, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the Delaware General Corporation Law to obtain such approvals. Without limiting the generality of the foregoing, Purchaser agrees that it shall continue to be obligated to call and hold a meeting pursuant to the first sentence of this section even if the Board of Directors of Purchaser shall have withdrawn or modified in any adverse manner its approval or recommendation of the Purchaser Stock Issuance or other transactions contemplated by this Agreement, as permitted under Section 14.6.2; provided, however, that Purchaser shall not be so obligated if Seller elects to withdraw from this Agreement pursuant to Section 6.6.4 and Purchaser shall have paid to Seller the termination fee specified in Section 6.7.3.

      14.7.3 Jerry S. Rawls, Purchaser's President and Chief Executive Officer, and Frank Levinson, Chairman of Purchaser's Board of Directors, have each executed the respective Voting Agreements attached as
             Exhibit 14.7.3 to the Original Agreement, pursuant to which they have agreed to vote shares of Purchaser Common Stock beneficially owned by them in favour of approval of the Purchaser Stock Issuance.

14.8  Section 12.7 shall apply mutatis mutandis.

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                                       75

15.   OTHER INDEMNITIES

15.1 If Seller or any of its Affiliates are held liable for any liability arising in connection with the conduct of the Business or the Companies or the Assets by a third party, including but not limited to any liability in connection with any Environmental Matter, then Purchaser shall indemnify and hold harmless Seller in respect of the relevant liability, unless Purchaser has the right to claim indemnification from Seller in respect of the relevant liability under the terms of this Agreement. Purchaser shall in particular indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, employees and agents against any and all liability, loss, damage or injury, together with all reasonable out-of-pocket costs and expenses relating thereto, including reasonable legal fees, expenses and disbursements, arising out of, connected with, or resulting from any such third party claim. Section 9.5 shall apply mutatis mutandis.

15.2 The following indemnifications shall not be subject to the Liability Cap, the exclusion of De Minimis Claims or the Deductible, in each case as provided for in Section 13, and payments on such indemnities shall be made in cash.

      15.2.1 Indemnification Claims

             (a) Seller shall indemnify and hold harmless Purchaser and any of the Wholly-Owned Companies against all Losses for which any of the Wholly-Owned Companies are held liable (i) on the basis of the patent infringement lawsuit or (ii) in connection with the IP claim, in each case as described in Exhibit 15.2.1 to the Original Agreement. The foregoing indemnification shall be limited to Losses incurred by any of the Wholly-Owned Companies with respect to the operation of the Business up and until the Closing Date.

             (b) Purchaser shall indemnify and hold harmless Seller and Seller's Affiliates against all Losses for which Seller or any of Seller's Affiliates are held liable on the basis of the patent infringement lawsuit described in Exhibit 15.2.1 to the Original Agreement. The foregoing indemnification shall be limited to Losses incurred by Seller or any of Seller's Affiliates with respect to the operation of the Business by Purchaser after the Closing Date.

      15.2.2 If the draft settlement agreement attached as Exhibit 15.2.2 to the Original Agreement (herein "DRAFT SETTLEMENT") shall not have been concluded prior to the Closing Date, Seller shall indemnify Purchaser and any of the Wholly-Owned Companies against any and all claims identified in the Draft Settlement, provided that Purchaser shall procure that IF FO GmbH shall pay to Seller any amounts recovered from any third party in relation to such claim, although neither Purchaser nor IF FO GmbH shall be under any obligation to seek any such recovery.

      15.2.3 Seller shall indemnify IF FO GmbH against any and all claims related to alleged product defects as described in Exhibit 15.2.3 to this Agreement, provided that Purchaser shall procure that IF FO GmbH shall pay to Seller any amounts recovered from any third party in relation to any such claim. Purchaser shall cause IF FO GmbH to use commercially reasonable efforts in the recovery of damages from third parties in relation to any such claim.

15.3 Section 15.1 shall apply mutatis mutandis to any indemnification of Seller and Seller's Affiliates by Purchaser.

E.    MISCELLANEOUS

16.   NON-COMPETE UNDERTAKING

16.1 Seller agrees to not directly or indirectly, manufacture, develop or sell any fiber optical products similar to or derivative of the products being sold or under development by the FO Business Unit as of the Closing Date (herein "RESTRICTED ACTIVITIES"), for three (3) years from the Closing Date.

16.2 Nothing in Section 16.1 shall prevent Seller during the three (3) year period specified in Section 16.1 above from

      - holding, directly and indirectly, ownership of an equity interest not greater than 20 % in an entity engaged in the Restricted Activities; and

      - from acquiring, directly or indirectly, shares in, or the assets or undertaking of, any entity which carries on Restricted Activities, provided (i) that such Restricted Activities do not constitute the principal activities of the entity or business acquired (the Restricted Activities shall constitute the principal activities of an entity or business acquired if during the four (4) consecutive calendar quarters prior to the acquisition of the entity or business such activities contributed more than 50 % of the total sales of the entity or business acquired) (herein "Competing Business"), and (ii) that the Seller shall cease to carry on, or to have such

            Competing Business cease carrying on, the Restricted Activities within one (1) year from completion of the relevant acquisition, unless (a) the Competing Business or interest therein was acquired by Seller as part of a larger acquisition and the value properly attributable to the Restricted Activities did not at the date of acquisition amount to more than 20 % of the value of such larger acquisition taken as a whole; or (b) the revenues of the Competing Business during four (4) consecutive calendar quarters prior to the acquisition were less than 50 % of the revenues of Purchaser in the corresponding period.

16.3 For a period of one (1) year from the Closing Date, Seller agrees that, except as contemplated by Section 17 below or as otherwise agreed to by Purchaser, without the prior consent of Purchaser, it will not directly or indirectly solicit, influence, entice or encourage any person who at such time is, or who at any time in the six-months period prior to such time has been, an employee of, or consultant to, Purchaser or any of its subsidiaries to (i) cease or curtail his or her relationship therewith or
      (ii) to accept employment with Seller; provided, however, that nothing contained herein shall prevent Seller from hiring or employing any person who responds to an advertisement in a newspaper or other media of general circulation. In the case of the Key Employees who have been promised retention payments, as listed in Exhibit 7.1.13(b)(iii) to the Original Agreement, the covenants in the preceding sentence shall apply for a period of two (2) years from the Closing Date.

16.4 For a period of one (1) year from the Closing Date, Purchaser agrees that it will not directly or indirectly solicit, influence, entice or encourage any person who at such time is, or who at any time in the six-months period prior to such time had been, an employee of, or consultant to, Seller or any of its subsidiaries (other than employees of the FO Business) to (i) cease or curtail his or her relationship therewith or
      (ii) to accept employment with Purchaser; provided, however, that nothing contained herein shall prevent Purchaser from hiring or employing any person who responds to an advertisement in a newspaper or other media of general circulation.

17.   RESTRUCTURING AND SEVERANCE MATTERS

17.1 Seller agrees to use its reasonable efforts to assist Purchaser in planning for and implementing, in an efficient and cost-effective manner, Purchaser's plan for restructuring the FO Business Unit (herein "RESTRUCTURING PLAN"). Purchaser shall keep Seller informed of the development and refinement of the Restructuring Plan. The Parties shall meet regularly to discuss the planning and implementation of the Restructuring Plan.

17.2 As part of the Restructuring Plan, Purchaser intends to reduce the workforce of the FO Business Unit. Purchaser's preliminary list of employees to be terminated at the various facilities of the FO Business Unit is attached hereto as Exhibit 17.2 (herein "FORCE REDUCTION PLAN"). Purchaser will advise Seller of any changes in the Force Reduction Plan. Changes that increase the number of employees to be terminated or which could reasonably be expected to increase the costs of the reduction in workforce shall be subject to the approval of Seller.

17.3 With respect to the severance of employees of the FO Business Unit pursuant to the Restructuring Plan, the Parties agree as follows:

      17.3.1 The Parties shall cooperate to minimize Severance Costs. For purposes of this Agreement, "SEVERANCE COSTS" shall mean (i) all severance payments made pursuant to severance plans, social plans or individually negotiated termination agreements entered into with employees of the FO Business Unit terminated pursuant to the Restructuring Plan, (ii) all wages and salaries payable to such employees, and all social security contributions payable by the employer with respect to such employees, from the end of the statutory or contractual notice periods applicable to each individual employee or such other notice periods as may be agreed upon between Seller and Purchaser (which may be different for different categories of employees) through the termination of the employee's employment, (iii) all fees and expenses of third party consultants whose appointment has been approved by both Parties, court costs and the costs of any reconciliation committees dealing with the reconciliation of interests and/or social plans, and (iv) relocation or other payments described in Section 17.3.2. "SEVERANCE COSTS" shall not include attorneys fees of the Parties or their Affiliates or charges for the time of any employee of either Party or its Affiliates engaged in such activities.

      17.3.2 In order to assist in the mitigation of Severance Costs, Seller shall use reasonable efforts to identify opportunities to find suitable employment for employees of the FO Business Unit that are to be terminated pursuant to the Force Reduction Plan with other business units of Seller or its Affiliates, and the Parties shall cooperate to facilitate the transfer of such employees. Any relocation payments or other payments to such employees to induce them to agree to such transfer shall be subject to approval of both Parties.

      17.3.3 The Parties shall jointly participate in the negotiation of severance plans, social plans and termination agreements to be entered into with employees of IF FO GmbH located in Berlin, Germany and employees of IF Trutnov located in Trutnov, Czech Republic to be terminated pursuant to the Force Reduction Plan. Such negotiations shall be conducted under the direction of such person or persons as the Parties shall agree. All severance plans, social plans and individually negotiated termination agreements entered into with such employees shall be subject to the approval of both Parties.

      17.3.4 The Parties shall jointly participate in the negotiation of severance plans, social plans and termination agreements to be entered into with employees of IF FO GmbH located in Munich, Germany to be terminated pursuant to the Force Reduction Plan.

      17.3.5 Purchaser shall make offers of employment to the employees of IF NA located in Longmont, Colorado, U.S.A. and San Jose, California, U.S.A. identified on Exhibit 17.3.5 to this Agreement.

      17.3.6 The Parties shall bear the Severance Costs in the manner specified in Exhibit 17.3.6 to this Agreement.

17.4 Seller shall bear all costs related to the restoration or refurbishment of the Munich, Germany facility occupied by IF FO GmbH pursuant to the Perlach Rental Agreement described in Section 18.1, including all costs related to the removal and/or disposal of any reactors located at such facility.

17.5 Except as specifically provided in this Section 17, Purchaser and its Affiliates shall bear all costs associated with the implementation of the Restructuring Plan, and Seller shall have no obligation to reimburse Purchaser or any of its Affiliates for any costs incurred in the restructuring of the FO Business Unit.

17.6 The Parties shall negotiate in good faith such additional agreements as shall be necessary or appropriate to implement the general provisions of this Section 17.

18.   AGREEMENTS BETWEEN SELLER AND IF FO GMBH

18.1 Seller and IF FO GmbH have concluded the following transition agreements (herein "TRANSITION AGREEMENTS"):

No.                                  Agreement
---                                  ---------
1.    Corporate Service Agreement between IF FO GmbH and Seller

2.    Marketing Service Agreement between IF FO GmbH and Infineon Technologies
      Hong Kong Ltd.

No.                                  Agreement
---                                  ---------
3.    Marketing Service Agreement between IF FO GmbH and Infineon Technologies
      Japan KK

4.    Development Agreement between IF FO GmbH and IF NA

5.    Marketing Service Agreement between IF FO GmbH and IF NA

6.    IT Service Agreement between IF FO GmbH and Seller

7.    Distribution Agreement between IF FO GmbH and Seller

8.    Chip Supply Agreement between IF FO GmbH and Seller

9.    POF Product Supply Agreement between IF FO GmbH and Seller

10.   AIT Development Agreement between IF FO GmbH and Seller

11.   IC Development Agreement between IF FO GmbH and Seller

12.   Perlach Rental Agreement between IF FO GmbH and Seller

13.   Regensburg Rental Agreement between IF FO GmbH and Seller

14.   Corporate Research (CPR) Development Agreement between IF FO GmbH and
      Seller

18.2 As to the continuation of the Transition Agreements after the Closing Date, Purchaser and Seller agree as follows:

      18.2.1 IF FO GmbH and Seller or the respective Seller's Affiliate will terminate contracts nos. 1-5 as listed under Section 18.1 above on the Closing Date. At the option of Purchaser, upon notice to Seller at least one month prior to the Closing Date, IF FO GmbH and Seller shall enter into the Post Closing Service Agreement substantially in the form attached as Exhibit 17.2.1 to the Original Agreement; provided, however, that such form of agreement shall be revised to include provisions under which Seller shall continue to provide human resources and failure analysis services to IF FO GmbH, substantially in the manner currently being provided, during the term specified therein.

      18.2.2 Contract no. 6 (IT Service Agreement) shall terminate as of the Closing Date. The Parties agree that they will use reasonable efforts to enter into a new Post Closing IT Support Agreement within one month following the Signing Date. It is expected that the scope of IT services to be provided by Seller following the Closing will be reduced from those currently being provided. Services to be provided under the Post Closing IT Support Agreement are expected to include support for all existing business applications that are required by Purchaser following the Closing and all infrastructure which directly supports such applications and access thereto.

             Such services are not expected to include support for desktop and networking infrastructure. The total consideration payable under the Post Closing IT Support Agreement shall be negotiated in good faith and is expected to be between EUR 200,000 and EUR 300,000 per month, depending on the scope of services the Parties agree shall be provided.

      18.2.3 It is anticipated that contract no. 7 (Distribution Agreement) as listed under Section 18.1 above shall terminate as of the Closing Date. At the option of Purchaser upon notice to Seller at least one month prior to the Closing Date, contract no. 7 shall be extended with respect to its provisions regarding "demand fulfillment services" (logistics) for a maximum of six (6) months beyond the Closing Date. In this case IF FO GmbH shall have the right to terminate this contract at the end of any calendar month upon one
             (1) month prior notice.

      18.2.4 Contract no. 8 (Chip Supply Agreement) as listed under Section 18.1 above shall remain in effect, provided that the Parties will enter into an amendment which shall provide that the yield risk shall be borne by IF FO GmbH up to achievement of the M9 milestone, as defined in Seller's development process, and by Seller for time periods thereafter and that the price for products supplied under contract no. 8 (with the exception of chips used in POF products, for which Section 18.2.5 (b) shall apply) shall be as set forth on
             Exhibit 18.2.4 to this Agreement, or as the Parties shall otherwise agree.

      18.2.5 Contract no. 9 (POF Product Supply Agreement) as listed under
             Section 18.1 above shall be re-negotiated between IF FO GmbH and Seller in good faith along the following principles:

             (a) The yield risk shall be borne by IF FO GmbH up to achievement of the M9 milestone as defined in Seller's development process and by Seller for time periods thereafter.

             (b) Products shall be invoiced based on Seller's manufacturing cost plus 5.75% of such costs (excluding the cost of chips purchased from third parties and the cost of cavity as interface (CAI) components). In the event that Seller achieves any cost savings, such savings shall be shared in accordance with a formula to be agreed upon in good faith after signing of this Agreement.

             (c) Payment terms for products shipped during the first twenty-four (24) months following the Closing shall be as set forth on Exhibit 18.2.5 to this Agreement.

             (d) In the event that IF FO GmbH cannot adhere to the volumes forecasted, Seller and IF FO GmbH shall work out in good faith a mechanism on how to reduce the manufacturing cost.

             (e) In the event that IF FO GmbH shall cancel any purchase order to Seller, it shall reimburse Seller for the costs incurred.

             (f) The other provisions of contract no. 9 shall remain substantially unchanged.

      18.2.6 Contract no. 10 (AIT Development Agreement) as listed under Section
             18.1 above shall remain in effect after the Closing Date, provided, however, that the license back granted to Seller under development results conceived under this agreement shall not apply for use in connection with Restricted Activities.

      18.2.7 Contracts no. 11 - 13 as listed under Section 18.1 above shall remain in effect after the Closing Date, provided that, in case of contract no. 12 (Perlach Rental Agreement) the Parties will confer in good faith and make appropriate adjustments, if any, to the rental provisions to properly reflect the space actually occupied as of the Closing Date.

      18.2.8 Contract no. 14 (Corporate Research Development Agreement) as listed under Section 18.1 above shall terminate as of the Closing Date. Seller and IF FO GmbH shall enter into appropriate agreements relating to the research and development activities described in
             Section 14.3, which shall be subject to the reasonable approval of Purchaser.

19.   RESTRICTION OF ANNOUNCEMENT / COOPERATION / CONFIDENTIALITY

19.1 Each of the Parties undertakes that prior to the Closing Date it will not make an announcement in connection with this Agreement unless required by applicable mandatory law or share exchange regulations or unless the other Party hereto has given its consent to such announcement, including the form of such announcement, which consents may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws, in particular any applicable share exchange rules, the Party being concerned shall not disclose any such information without prior consultation with the other Parties. The Parties agree that on the Signing Date the Parties will publish a joint press release substantially in the form as attached as Exhibit 19.1 to this Agreement, Seller may publish an "ad hoc"-publication according to Section 15 of the German Securities Exchange Act (Wertpapierhandelsgesetz - WpHG) and Purchaser may publish a report on Form 8-K with the SEC which will incorporate the English language version of Exhibit 19.1.

19.2 Upon and after the Closing Date, Seller and Purchaser shall each use their best efforts to execute and deliver or procure to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer that may be reasonably necessary to implement the terms of this Agreement.

19.3 The Parties understand and agree that all Proprietary Information (as defined in Section 19.5 below) shall be treated as confidential. The receiving Party shall use the same degree of care as it uses with regard to its own Proprietary Information to prevent disclosure, use or publication of the disclosing Party's Proprietary Information. Proprietary Information of the originating Party shall be held confidential by the receiving Party above unless it is, has been or shall be:

      19.3.1 obtained legally and freely from a third party without restriction;

      19.3.2 independently developed by the receiving Party at a prior time or in a separate and distinct manner without benefit of any of the Proprietary Information of the disclosing Party, and documented to be as such;

      19.3.3 made available by the disclosing Party for general release independent of the receiving Party;

      19.3.4 within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

19.4 A receiving Party may disclose Proprietary Information of a disclosing Party to directors, officers, employees and advisors of the receiving Party or its Affiliates who have undertaken in writing to keep Proprietary Information disclosed hereunder confidential or are subject to professional confidentiality obligations. Any disclosure hereof required by legal process pursuant to this Section shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing

      Party to seek an appropriate protective order or exemption. Violation by a Party, its directors, officers, employees or its advisors of the foregoing provisions shall entitle the disclosing Party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury. The provisions of this Section will be effective for a period of two (2) years after the Closing Date.

19.5 "PROPRIETARY INFORMATION" shall mean the information created, transferred, recorded or employed as part of, or otherwise resulting from the activities undertaken pursuant to this Agreement or the Disclosure Schedules and Exhibits hereto which constitutes the confidential, proprietary or trade secret information of the disclosing Party as well as the terms and conditions of this Agreement. Such information may be of, but not limited to, a business, organizational, technical, financial, marketing, operational, regulatory or sales nature and shall include, without limitation, any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications or other proprietary information of the business or affairs of a Party or its Affiliates. Proprietary Information may either be in a written or an oral form.

20.   NOTICES

      All notices and other communications hereunder shall be made in writing and shall be delivered or sent by registered mail or courier to the addresses below or to such other addresses which may be specified by any Party to the other Party in the future in writing:

      If to Seller:

      Infineon Technologies AG
      Legal Department
      Postfach 80 09 49
      81609 Munchen
      Germany
      Telefax: +49 89 234 24 108

      with a copy to:

      Freshfields Bruckhaus Deringer
      Dr. Ferdinand Fromholzer
      Prannerstra(beta)e 10
      80333 Munchen

      Germany
      Telefax: +49 89 20 70 21 00

      If to Purchaser:

      Finisar Corporation
      1308 Moffett Park Drive
      Sunnyvale, CA  94089
      U.S.A.
      Attention: Chief Executive Officer
      Telefax: +1 (408) 543-1000

      with a copy to:

      Gray Cary Ware & Freidenrich LLP
      2000 University Avenue
      East Palo Alto, CA 94303-2248
      U.S.A.
      Attention: Dennis C. Sullivan, Esq.
      Telefax: +1 (650) 833-2001

      and

      Taylor Wessing
      Konigsallee 92a
      40212 Dusseldorf
      Germany
      Attention: Dr. Peter Hellich
      Telefax: +49 (0) 211 8387-100

21.   MISCELLANEOUS

21.1 All expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement, including without limitation, fees for legal and financial advisory services, shall be borne by the Party commissioning the respective costs, fees and charges. All notarial fees incurred with the notarization of this Agreement as well as all official fees charged by the cartel authorities in connection with the merger clearances required under this Agreement shall be borne by Purchaser. Purchaser shall be responsible for the payment of any sales, transfer or stamp taxes, or other similar charges, payable by reason of the transactions contemplated by this Agreement.

21.2 Effective upon the Closing, Purchaser hereby irrevocably and unconditionally waives any and all claims against Seller and its Affiliates for the alleged infringement by Seller and/or its Affiliates of Purchaser's patents by the FO Business Unit prior to the Closing Date.

21.3 All Exhibits and Disclosure Schedules to this Agreement constitute an integral part of this Agreement and are incorporated herein by reference.

21.4 This Agreement and the Ancillary Agreements, the Exhibits and Disclosure Schedules to this Agreement above (including the Exhibits to the Original Agreement referred to herein) comprise the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations, including the Original Agreement. Changes or amendments to this Agreement (including this Section 21.4) must be made in writing by the Parties or in any other legally required form, if so required.

21.5 No Party shall be entitled to assign any rights or claims under this Agreement or any of the Ancillary Agreements without the written consent of the other Parties.

21.6 Interest payable under any provision of this Agreement or any of the Ancillary Agreements shall be calculated on the basis of actual days elapsed divided by 360.

21.7 Business days (Werktage) (including, for the avoidance of doubt, Saturdays) and banking days (Bankarbeitstage) shall be those prevailing in Frankfurt am Main and the City of New York.

21.8 Neither this Agreement nor any of the Ancillary Agreements shall grant any rights to, or is intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

21.9 In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

21.10 No Party, except as provided otherwise herein or in the respective Ancillary Agreement, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Agreement or under any of the Ancillary Agreements or (ii) to refuse to perform any obligation it may have under this Agreement or under any of the Ancillary Agreements on the grounds that it has a right of retention (Zuruckbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zuruckbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

21.11 Any currency conversions shall be determined using (i) the European Central Bank fixing rates for the respective date which are published both by electronic market information providers (e.g. Reuters page ECB37) and on the ECB's website www.ecb.int shortly after 2.15 p.m. CET or, (ii) in the event such rates are not available on such date, Reuters world spot rates (mid rate on page FX=) taken as close as possible to 2.15 p.m. CET shall be used ((i) or (ii), as the case may be, herein "EXCHANGE RATES").

21.12 This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods. All disputes arising in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The venue of the arbitration shall be Munich. The language of the arbitral proceedings shall be English.

21.13 Purchaser shall maintain at all times a duly appointed agent in Germany, which may be changed upon ten (10) days prior written notice to Seller, for the service of any process or summons in connection with any issue, litigation, action or proceeding brought in any such court or arbitral tribunal in connection with this Agreement. Any such process or summons may also be served on Purchaser by mailing a copy of such process or summons to such agent at its address set forth below, and in the manner provided in Section 19 above. Purchaser herewith appoints Dr. Peter Hellich, Taylor Wessing, Konigsallee 92a, 40212 Dusseldorf, Germany,
      Telefax: +49-(0)211 83 87-100 as such agent. Purchaser hereby irrevocably consents to the exclusive personal jurisdiction and venue of any court or arbitral tribunal of competent jurisdiction in Germany in any action, claim or proceeding arising out of or in connection with this Agreement and agrees not to commence or prosecute any action, claim or proceeding or to enforce an arbitration decision in any other court. Purchaser hereby expressly and irrevocably waives and agrees not to assert the defense of lack of personal jurisdiction, forum non conveniens or any similar defense with respect to the maintenance of any such action or proceeding in Germany.

21.14 In the event that any terms or provisions of the Ancillary Agreements conflict with the terms or provisions of this Agreement, the terms and provisions of this Agreement shall prevail, unless specifically provided for otherwise in the Ancillary Agreements.

21.15 In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be effected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that the Agreement contains any gaps (Vertragslucken).







                                  /s/ Rudolf v. Moreau
                                  Attorney-In-Fact, for Infineon Technologies AG


                                  /s/ Dr. Peter Hellich
                                  Attorney-In-Fact, for Finisar Corporation